UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant     ☑
Filed by a Party other than the Registrant      ☐
Check the appropriate box:

☑ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12
ELECTRONIC CLEARING HOUSE, INC.
(Name of Registrant as Specified in its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share

	(2)	Aggregate number of securities to which transaction applies:

7,040,379 shares of ECHO common stock outstanding as of December 31, 2007

742,625 options to purchase shares of ECHO common stock outstanding as of December 31, 2007, with exercise prices below $17.00
174,000 shares of common stock issuable or deemed issuable pursuant to long-term restricted stock grants and phantom stock grants outstanding as of December 31, 2007

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was based on the sum of (A) the product of 7,040,379 shares of ECHO common stock multiplied by the merger consideration of $17.00 per share, (B) the product of 742,625 options to purchase shares of ECHO common stock multiplied by the merger consideration of $17.00 per share less $4,454,520 (the aggregate option exercise price) and (C) the product of 174,000 issuable or deemed issuable shares of ECHO common stock multiplied by the merger consideration of $17.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000393 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $130,814,548

☑	(5)	Total fee paid: $5,141.02
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Electronic Clearing House, Inc. Stockholder:
     You are cordially invited to attend the special meeting of stockholders of Electronic Clearing House, Inc. (“ECHO”), which will be held at its executive offices located at 730 Paseo Camarillo, Camarillo, California, 93010, on [•] at [•] a.m., local time.
     At the special meeting, you will be asked to consider and vote on a proposal to approve a merger agreement that ECHO has entered into with Intuit Inc. and a wholly owned subsidiary of Intuit. If ECHO stockholders approve the merger agreement, and the merger is subsequently completed, ECHO will become a wholly owned subsidiary of Intuit, and you will be entitled to receive $17.00 in cash, without interest, for each share of ECHO common stock that you own. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.
     After careful consideration, the Board of Directors of ECHO, by unanimous vote, determined that the merger is advisable and fair to, and in the best interests of, ECHO and its stockholders, and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board of Directors unanimously recommends that you vote “FOR” the approval of the merger agreement. In reaching its determination, the Board of Directors considered a number of factors that are described more fully in the accompanying proxy statement.
     You are also being asked to expressly grant the persons named as proxies authority to vote your shares to approve the adjournment of the special meeting, if necessary or appropriate, to permit the further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.
     The accompanying document provides a detailed description of the proposed merger, the merger agreement and related matters. I urge you to read these materials carefully.
     Your vote is very important. Because approval of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of ECHO common stock entitled to vote on the merger agreement, if you fail to vote it will have the same effect as if you voted against the approval of the merger agreement.
     Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or submit a proxy through the Internet or by telephone as described in these materials. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person. If your shares are held in the name of your broker, bank or other nominee, please instruct your broker, bank or other nominee on how to vote your shares in accordance with the voting directions provided by your broker, bank or other nominee.
     Thank you for your cooperation and your continued support of ECHO.
Sincerely,
Charles J. Harris
Chief Executive Officer
     This proxy statement is dated [•], 2008, and is first being mailed to stockholders on or about [•], 2008.
     Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

ELECTRONIC CLEARING HOUSE, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
[•], 2008

To the Stockholders of Electronic Clearing House, Inc.:
     You are cordially invited to attend a special meeting of the stockholders of Electronic Clearing House, Inc. to be held at our offices located at 730 Paseo Camarillo, Camarillo, California, 93010 on [•] at 9:00 a.m. local time, for the following purposes:
     1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as December 19, 2007, by and among Electronic Clearing House, Inc., Intuit Inc., and Elan Acquisition Corporation (a wholly-owned subsidiary of Intuit);
     2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement; and
     3. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.
     Only holders of record of our common stock at the close of business on [•], 2008, the record date for the special meeting, are entitled to receive notice of and to attend and vote or submit a proxy to vote at the special meeting or any adjournment or postponement of the special meeting. As of the record date we had [•] shares of common stock outstanding. Each share of our common stock is entitled to one vote on each matter to be voted upon at the special meeting. The affirmative vote of a majority of the shares of our outstanding common stock is required to approve the merger agreement. In connection with the merger, each of our directors and our executive officers have entered into voting agreements to, among other matters, vote their shares in favor of the approval of the merger, and have granted to the directors of Intuit an irrevocable proxy to vote their shares in favor of the merger, at the special meeting.
     After careful consideration, our Board of Directors, by unanimous vote, determined that the merger is advisable and fair to, and in the best interests of, us and our stockholders and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Our Board of Directors unanimously recommends that you vote “FOR” the approval of the merger agreement. For more information about the merger described above and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to it as Annex A. Our Board of Directors also recommends that you expressly grant the authority to the persons named as proxies to vote your shares to approve the adjournment of the special meeting, if necessary or appropriate, to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. We are not aware of any other business to come before the special meeting.

     Stockholders who do not vote in favor of the approval of the merger agreement will not have the right to seek appraisal of the fair value of their shares if the merger is completed, but will receive the same per share merger consideration as those stockholders who do vote in favor of the approval of the merger agreement.
     Your vote is very important. Even if you do not expect to attend the meeting in person, it is important that your shares be represented. Please use the enclosed proxy card to vote on the matters to be considered at the special meeting by signing and dating the proxy card and mailing it promptly in the enclosed envelope, or appoint a proxy over the Internet or by telephone as instructed in these materials. If your shares are held in the name of your broker, bank or other nominee, please instruct your broker, bank or other nominee on how to vote your shares in accordance with the voting directions provided by your broker, bank or other nominee, to ensure that your shares will be represented at the special meeting. You may revoke your proxy at any time prior to its exercise in the manner described in this proxy statement. Returning a signed proxy card or appointing a proxy over the Internet or by telephone will not prevent you from attending the meeting and voting in person if you wish to do so. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the special meeting.
     Executed proxies with no instructions indicated thereon will be voted “FOR” the approval of the merger agreement and, if applicable, “FOR” the adjournment of the special meeting, provided that no proxy that is specifically marked “AGAINST” the proposal to approve the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal. If you fail to return your proxy or to vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will effectively be counted as a vote “AGAINST” the proposal to approve the merger agreement.
     You should not send any certificates representing shares of our common stock with your proxy card. Upon completion of the merger, you will receive instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.
     No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by us or any other person.
By Order of the Board of Directors,
DONNA L. REHMAN
Corporate Secretary
Camarillo, California
Dated: January [•], 2008

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY TERM SHEET
Information about Electronic Clearing House, Inc., Intuit Inc. and Elan Acquisition Corporation
The Merger
Recommendation of Our Board of Directors
Interests of Our Directors and Executive Officers in the Merger
Shares Owned by Our Directors and Executive Officers
Reasons for the Merger
Opinion of ECHO’s Financial Advisor
Delisting and Deregistration of Our Common Stock
The Merger Agreement
Voting Agreements
Regulatory Matters
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE ECHO SPECIAL MEETING
Date, Time and Place
Purpose of the Special Meeting
Recommendation of Our Board of Directors
Quorum; Record Date; Stockholders Entitled to Vote; Vote Required
Shares Owned by Our Directors and Executive Officers
Voting Agreements
Voting in Person
Voting by Proxy
Voting over the Internet or by Telephone
Adjournment
Revocation of Proxies
Solicitation of Proxies
Other Business
Dissenters’ Rights
Assistance
PROPOSAL 1—APPROVAL OF THE MERGER AGREEMENT
THE MERGER
Introduction
The Companies
Background of the Merger
Recommendation of Our Board of Directors; Our Reasons for the Merger
Opinion of ECHO’s Financial Advisor

Interests of Our Directors and Executive Officers in the Merger
Delisting and Deregistration of Our Common Stock
Material U.S. Federal Income Tax Consequences
Regulatory Matters
Dissenters’ Rights
THE MERGER AGREEMENT
Structure of the Merger
Completion and Effectiveness of the Merger
Merger Consideration
Treatment of Stock Options and Stock Based Awards
Exchange Procedures
Conditions to the Completion of the Merger
Material Adverse Effect
No Solicitation
Termination
Stockholders’ Meeting
Conduct of Business Pending the Merger
Commercially Reasonable Efforts
Amendment; Extension and Waiver
Expenses
Termination Fee
Representations and Warranties
ECHO Articles of Incorporation
ECHO By-Laws
VOTING AGREEMENTS
ECHO Shares
Agreement to Vote and Proxy
Restrictions
PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING
The Adjournment Proposal
Vote Required and Board Recommendation
MARKET PRICE AND DIVIDEND DATA
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING
OTHER MATTERS
INCORPORATION OF INFORMATION BY REFERENCE
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
SOURCES OF ADDITIONAL INFORMATION

Annexes

Annex A Agreement and Plan of Merger dated December 19, 2007 by and among Intuit Inc., Elan Acquisition Corporation and Electronic Clearing House, Inc.	A-1

Annex B Form of Voting Agreement between Intuit Inc. and the Officers and Directors of Electronic Clearing House, Inc.	B-1

Annex C Opinion of Wedbush Morgan Securities Inc.	C-1

QUESTIONS AND ANSWERS ABOUT THE MERGER
     The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Electronic Clearing House, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “ECHO,” “Company,” “we,” “our,” “ours,” and “us” refer to Electronic Clearing House, Inc. We refer to Intuit Inc. as Intuit and Elan Acquisition Corporation as Merger Sub.

Q:	Why am I receiving this proxy statement?

A:	We have entered into a merger agreement with Intuit. Upon completion of the merger, we will become a wholly-owned subsidiary of Intuit and our common stock will no longer be listed on the NASDAQ Capital Market. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, our stockholders must vote to approve the merger agreement. We are providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the stockholders at the special meeting of our stockholders or any adjournment or postponement of the special meeting. You should read this proxy statement and the annexes carefully. The enclosed proxy card allows you, as our stockholder, to vote your shares without attending the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders will take place at our offices located at 730 Paseo Camarillo, Camarillo, California, 93010 on [•], at 9:00 a.m. local time.

Q:	What matters will be voted on at the special meeting?

A:	You will vote on a proposal to approve the merger agreement and a proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary or appropriate, if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Q:	Who can vote or submit a proxy to vote and attend the special meeting?

A:	Only stockholders of record at of the close of business on [•], 2008, the record date for the special meeting, are entitled to receive notice of and to attend and vote or submit a proxy to vote at the special meeting or any adjournment or postponement of the special meeting.

Q:	As a stockholder, what will I be entitled to receive in the merger?

A:	At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (including any shares of common stock issued prior to the effective time upon the exercise of options), other than shares held by us, Intuit or Merger Sub or any of our or their wholly-owned subsidiaries, will be automatically converted into the right to receive $17.00 in cash, without interest and less any applicable withholding taxes.

Q:	Will I own any shares of ECHO common stock or Intuit common stock after the merger?

A:	No. You will be paid cash for your shares of our common stock. You will not receive or have the option to receive any Intuit common stock in exchange for your shares.

Q:	How will my options to purchase shares of common stock be treated in the merger?

A:	Prior to the effective time of the merger, we will cause any unvested options to vest immediately prior to the effective time of the merger. All outstanding options to purchase shares of our common stock will then be cancelled at the effective time of the merger and the holder will receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $17.00 over the applicable option exercise price and (ii) the number of shares of common stock subject to the option.

Q:	What will happen to my shares of restricted stock in the merger?

A:	Prior to the effective time of the merger, we will cause any unvested restricted stock to vest immediately prior to the effective time of the merger. Holders of then-vested restricted stock will receive the same consideration as all other holders of our common stock, $17.00 per share in cash, without interest and less any applicable withholding taxes.

Q:	How does our Board of Directors recommend that I vote?

A:	Our Board of Directors recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies.

See “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Q:	What vote of our stockholders is required to approve the merger agreement?

A:	Holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the merger agreement must vote to approve the merger agreement. Approval of the adjournment proposal requires a majority of the voting power present at the special meeting, in person or represented by proxy.

Q:	How many votes am I entitled to cast for each share of ECHO stock I own?

A:	For each share of our common stock that you own at the close of business on [•] 2008, the record date for the special meeting, you are entitled to cast one vote on each matter voted upon at the special meeting.

Q:	What is the difference between holding shares as a stockholder of record and in “street name”?

A:	Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those held in “street name”:

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed or sent a proxy card for you to use.

“Street Name.” If your shares are held by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you by your broker, bank or other nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner of these shares, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the special meeting in person. However, since you are not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or other nominee has enclosed or provided voting directions for you to use in directing the broker, bank or other nominee how to vote your shares.

Q:	How do I cast my vote if I am a stockholder of record?

A:	Before you vote, you should read this proxy statement in its entirety, including its annexes and the documents referred to or incorporated by reference in this proxy statement, and carefully consider how the merger affects you. Then, if you were a holder of record at the close of business on [•], 2008, you may vote by submitting a proxy for the special meeting.

You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed envelope or by appointing a proxy over the Internet or by telephone as instructed in these materials (see “The ECHO Special Meeting— Voting over the Internet or by Telephone). You may also attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. However, even if you plan to attend the special meeting in person, we encourage you to return your signed proxy card, or appoint a proxy over the Internet or by telephone, to ensure that your shares are represented and voted at the special meeting.

If you sign, date and send your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary. However, no proxy that is specifically marked “AGAINST” the proposal to approve the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Q:	How do I cast my vote if my ECHO shares are held in “street name” by my bank, broker or other nominee?

A:	If you hold your shares in “street name,” you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or other nominee. Before you provide the record holder of your shares with instructions on how to vote your shares, you should read this proxy statement in its entirety, including its annexes and the documents referred to or incorporated by reference in this proxy statement, and carefully consider how the merger affects you. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, it will not be permitted to vote your shares. This will have the same effect as voting against the proposal to approve the merger agreement. Please refer to the voting instructions provided by your broker, bank or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	How can I attend the special meeting if my ECHO shares are held in “street name” by my bank, broker or other nominee?

A:	If you want to attend the special meeting or any adjournment or postponement of the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you will need to bring a copy of your brokerage statement or the voting directions provided by your broker, bank or other nominee reflecting your stock ownership as of the record date.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes, you may revoke and change your vote on a proposal at any time before the conclusion of voting on such proposal. If you are a stockholder of record, you can do this in one of three ways:
•	first, you can provide a written notice to our corporate secretary prior to 11:59 p.m. Eastern Time on [•], 2008 stating that you would like to revoke your proxy;

•	second, you can complete and submit a later dated proxy in writing, provided the new proxy is received by 11:59 p.m. Eastern Time on [•], 2008. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided that the new proxy is received by 11:59 p.m. Eastern Time on [•], 2008; or

•	third, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person; your attendance alone, however, will not revoke any proxy that you have previously given.
Any written notice of revocation or subsequent proxy should be delivered to our corporate secretary at 730 Paseo Camarillo, Camarillo, California, 93010, Attention: Corporate Secretary, at or before the time and date specified above.
If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q:	What will happen if I abstain from voting or fail to vote?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote against the proposal to approve the merger agreement, but will have no effect on the proposal to adjourn the special meeting for the purpose of soliciting additional proxies.

Q:	What rights do I have if I oppose the merger?

A:	Under applicable Nevada law, ECHO stockholders are not entitled to any dissenters’ rights with respect to the merger.

Q:	Is the merger contingent upon Intuit obtaining financing?

A:	No. The completion of the merger is not contingent upon Intuit obtaining financing.

Q:	Is the merger expected to be taxable to me?

A:	Generally, yes. The receipt of cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of cash per share that you receive and your adjusted tax basis in that share.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q:	Should I send in my share certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with written instructions for exchanging your share certificates for the cash consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions included with the letter of transmittal.

Q:	When do you expect the merger to be completed?

A:	We currently expect to complete the merger as promptly as practicable after the special meeting and after all the conditions to the merger are satisfied or waived, including stockholder approval of the merger agreement at the special meeting and the expiration or termination of the waiting period under U.S. antitrust laws. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, as to the date by which they will be satisfied.

Q:	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please call our proxy solicitor, Morrow & Company, Inc. at:
Morrow & Company, Inc.
470 West Avenue, 3rd Floor
Stamford, CT 06902
(800) 607-0088
echo.info@morrow.com
Attn: Gerard J. Mucha or Fred Marquardt
If you would like additional copies, without charge, of this proxy statement, you should contact:
Electronic Clearing House, Inc.
Corporate Secretary and Investor Relations
730 Paseo Camarillo,
Camarillo, CA 93010
(800) 233-0406 ext. 8533
corp@ECHO-inc.com

SUMMARY TERM SHEET
          This summary term sheet, together with the section of this proxy statement entitled “Questions and Answers About the Merger”, highlights selected information from this proxy statement and may not contain all of the information that may be important to you as an ECHO stockholder or that you should consider before voting on the proposal to approve the merger agreement. To better understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A and the documents referred to or incorporated by reference in this proxy statement, before voting on the proposal to approve the merger agreement. Each item in this summary includes a reference directing you to a more complete description of that item.
Information about Electronic Clearing House, Inc., Intuit Inc. and Elan Acquisition Corporation
Electronic Clearing House, Inc.
730 Paseo Camarillo,
Camarillo, CA 93010
(800) 262-3246
          ECHO provides a complete solution for the payment processing needs of retail, online and recurring payment merchants through its direct sales team as well as channel partners that include technology companies, banks, collection agencies and other trusted resellers. ECHO’s services include debit and credit card processing, check guarantee, check verification, check conversion, check representment and check collection. See “The Companies — Electronic Clearing House, Inc.”
Intuit Inc.
2700 Coast Avenue
Mountain View, CA 94043
(650) 944-6000
          Founded in 1983, Intuit Inc. is a leading provider of business and financial management solutions for small and mid-sized businesses; financial institutions, including banks and credit unions; consumers and accounting professionals. Intuit’s flagship products and services, including QuickBooks, Quicken and TurboTax software, simplify small business management and payroll processing, personal finance, and tax preparation and filing. ProSeries and Lacerte are Intuit’s leading tax preparation software suites for professional accountants. Intuit’s financial institutions division, anchored by Digital Insight, provides on-demand banking services to help banks and credit unions serve businesses and consumers with innovative solutions. Intuit is publicly traded on the NASDAQ Global Select Market under the symbol “INTU.” See “The Companies — Intuit Inc.”
Elan Acquisition Corporation
c/o Intuit Inc.
2700 Coast Avenue
Mountain View, CA 94043
(650) 944-6000
          Merger Sub is a Nevada corporation and a wholly-owned subsidiary of Intuit. Merger Sub was organized solely for the purpose of entering into a previous merger agreement with ECHO and completing the merger contemplated thereby, and has not conducted any business operations other than those incident to its formation and those incident to the execution and performance, and subsequent termination of, the previous agreement and the execution and performance of the current merger agreement.

The Merger
          We have agreed to be acquired by Intuit pursuant to the terms of the merger agreement that is described in this proxy statement and attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.
          The merger agreement provides that Merger Sub will merge into ECHO, with ECHO continuing as the surviving corporation and a wholly-owned subsidiary of Intuit. At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (including any shares of common stock issued prior to the effective time upon exercise of options), other than shares held by us, Intuit or Merger Sub or any of our or their wholly-owned subsidiaries, will be automatically converted into the right to receive $17.00 in cash, without interest and less any applicable withholding taxes.
          Upon completion of the merger, we will be a wholly-owned subsidiary of Intuit and will no longer be a public company. You will cease to have any ownership interest in ECHO and will not participate in any future earnings and growth of ECHO.
          See “The Merger Agreement.”
Recommendation of Our Board of Directors
          Our Board of Directors, by the unanimous vote of all directors:
•	declared the merger to be advisable and fair to, and in the best interests of, us and our stockholders; and

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement on the terms and conditions set forth in the merger agreement.
          Our Board of Directors recommends that our stockholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies. To review the background of the merger and the factors that our Board of Directors considered when deciding whether to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, see “The Merger — Recommendation of Our Board of Directors; Our Reasons for the Merger.”
Interests of Our Directors and Executive Officers in the Merger
          When considering our Board of Directors’ recommendation that you vote in favor of the proposal to approve the merger agreement, you should be aware that members of our Board of Directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of our other stockholders. For example:

•	Mr. Charles J. Harris, our Chief Executive Officer, is expected to take an employment position with Intuit pursuant to an offer letter entered into with Intuit concurrently with our entering in to the merger agreement. In addition, with the exception of Ms. Alice L. Cheung, our Chief Financial Officer and Treasurer, all of our other executive officers are expected to receive offers of employment from Intuit prior to the closing of the merger;

•	Ms. Cheung is expected to take on a consulting role for a period of time following consummation of the merger;

•	pursuant to separation agreements previously entered into with us, which were amended and restated on December 11, 2007, certain executives will receive accelerated vesting of all outstanding equity awards, and may become entitled to certain payments or benefits, including, payment of a portion of anticipated bonuses and a potential lump-sum in the event such executive is terminated without cause (as defined in each agreement), or ceases to provide services to us or Intuit as a result of an involuntary termination (as defined in each agreement) within the two year period following the consummation of the merger;

•	certain executives will receive accelerated vesting of certain long-term incentive equity grants; and

•	our directors and officers will continue to have the benefit of liability insurance for six years after completion of the merger.
          See “The Merger — Interests of Our Directors and Executive Officers in the Merger.”
Shares Owned by Our Directors and Executive Officers
          As of the close of business on [•], 2008, the record date for the special meeting, our directors and executive officers beneficially owned in the aggregate [•] shares of common stock entitled to vote at the meeting, or approximately [•]% of our total voting power outstanding on that date.
          See “The ECHO Special Meeting — Shares Owned by Our Directors and Executive Officers.”
Reasons for the Merger
          In the course of reaching its decision to approve the merger, the merger agreement and the transactions contemplated by the merger agreement, our Board of Directors considered a number of factors in its deliberations.
          See “The Merger — Recommendation of Our Board of Directors; Our Reason for the Merger.”
Opinion of ECHO’s Financial Advisor
          In connection with the merger, our Board of Directors received a written opinion from Wedbush Morgan Securities Inc., our financial advisor, as to the fairness, from a financial point of view, of the merger consideration to be received by the public holders of our common stock. The full text of the written opinion of Wedbush Morgan, dated as of December 19, 2007, is attached to this proxy statement as Annex C. Holders of our equity securities are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken. Wedbush Morgan’s opinion was intended for the use and benefit of our Board of Directors in connection with their evaluation of the merger, does not address our underlying business decision to enter into the merger agreement or complete the merger or the relative merits of the merger compared to any alternative business strategies that may exist for us and does not constitute a recommendation to the Board of Directors or any stockholders as to how that person should vote on the merger or any related matter. Wedbush Morgan has acted as financial advisor to us and has received a customary fee from us for its services, the payment of which is not contingent upon the conclusions reached in its opinion, and will also receive an additional fee if the proposed merger is consummated.
          See “The Merger — Opinion of ECHO’s Financial Advisor.”

Delisting and Deregistration of Our Common Stock
          If the merger is completed, our common stock will no longer be listed on the NASDAQ Capital Market and will be deregistered under the Securities Exchange Act of 1934 (or Exchange Act), and we will no longer file periodic reports with the Securities and Exchange Commission.
          See “The Merger — Delisting and Deregistration of Our Common Stock.”
The Merger Agreement
          Conditions to the Completion of the Merger. Each party’s obligation to effect the merger is subject to the satisfaction or waiver of specified conditions set forth in the merger agreement.
          Limitation on Considering Other Acquisition Proposals. We have agreed that, except under specified circumstances set forth in the merger agreement, we and our subsidiaries will not, and will not knowingly authorize or permit any of our respective officers, directors, affiliates or employees or any of our investment bankers, attorneys, accountants or other advisors or representatives to, and they will direct their respective representatives not to, directly or indirectly,
•	solicit, initiate, knowingly encourage, support, facilitate or induce the making, submission or announcement of, any acquisition proposal;

•	participate in any negotiations or discussions regarding, or furnish to any person any non-public information with respect to any acquisition proposal or any proposal or inquiry that could reasonably be expected to lead to, any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction.
          Change of Recommendation. Our Board of Directors may withdraw, amend, change or modify its recommendation in favor of approval of the merger agreement or approve or recommend an acquisition proposal only under certain circumstances set forth in the merger agreement, but our Board of Directors may terminate the merger agreement only if specified conditions set forth in the merger agreement are met.
          Termination of the Merger Agreement. Each party can terminate the merger agreement under specified circumstances set forth in the merger agreement.
          Termination Fee. The merger agreement requires us to pay Intuit a termination fee of $3,925,000 if the merger agreement is terminated under certain circumstances described in the merger agreement.
          See “The Merger Agreement.”

Voting Agreements
          All executive officers and directors of ECHO, in their capacity as stockholders of the Company, have entered into voting agreements in substantially the form attached hereto as Annex B, pursuant to which each such stockholder has agreed, among other things, to vote their shares in favor of the merger, and have granted irrevocable proxies to the directors of Intuit to vote their shares in favor of approval of the merger. As of the record date for the special meeting, these executive officers and directors beneficially owned in the aggregate [•] shares of our common stock, representing [•]% of the votes entitled to be cast at the special meeting
          See “Voting Agreements.”
Regulatory Matters
          Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (referred to in this proxy statement as the HSR Act), we cannot complete the merger until we and Intuit have notified the Antitrust Division of the U.S. Department of Justice (referred to in this proxy statement as the Antitrust Division) and the U.S. Federal Trade Commission (referred to in this proxy statement as the FTC), of the merger, furnished them with certain information and materials and allowed the applicable waiting period to terminate or expire. We and Intuit filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on January 14, 2008 and January 11, 2008, respectively.
          See “The Merger — Regulatory Matters.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
          This proxy statement and the documents to which we refer you in this proxy statement contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws, including projections of earnings, revenue or other financial items; statements regarding future economic conditions or performance; statements regarding the expected completion and timing of the merger; statements of belief; and statements of assumptions. Forward-looking statements may include the words “may,” “could,” “will,” “should,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words.
          These forward-looking statements are expressed in good faith and believed to have a reasonable basis but present our estimates and assumptions only as of the date of this proxy statement. Except for our ongoing reporting obligations under any securities law, we do not intend, and undertake no obligation, to update any forward-looking statement. Actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	our ability to obtain the stockholder and regulatory approvals required for the merger;

•	the occurrence or non-occurrence of the other conditions to the closing of the merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the timing of the closing of the merger and receipt by stockholders of the merger consideration;

•	legislative or regulation developments that could have the effect of delaying or preventing the merger;

•	our ability to retain our significant customers and vendors;

•	potential litigation regarding the merger;;

•	uncertainty concerning the effects of our pending transaction with Intuit; and

•	additional risks and uncertainties not presently known to us or that we currently deem immaterial.
          You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as we are required to do by law.

THE ECHO SPECIAL MEETING
          We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our Board of Directors for use at the special meeting.
Date, Time and Place
          We will hold the special meeting at our offices located at 730 Paseo Camarillo, Camarillo, California, 93010 on [•], at 9:00 a.m. local time.
Purpose of the Special Meeting
          At the special meeting, we are asking holders of record of our common stock at the close of business on [•], 2008, to consider and vote on the following proposals:
          1. to approve the Agreement and Plan of Merger, dated as of December 19, 2007, by and among Electronic Clearing House, Inc., Intuit Inc., and Elan Acquisition Corporation, a wholly-owned subsidiary of Intuit, Inc;
          2. to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement; and
          3. to transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.
Recommendation of Our Board of Directors
          Our Board of Directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, us and our stockholders, and approved the merger agreement, the merger and the transactions contemplated by the merger agreement.
          Our Board of Directors unanimously recommends that our stockholders vote “FOR” the approval of the merger agreement and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies. See “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger.”
Quorum; Record Date; Stockholders Entitled to Vote; Vote Required
          A quorum of stockholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting is the presence, either in person or represented by proxy, of the holders of a majority of the voting power of our outstanding common stock entitled to vote on the merger agreement. Abstentions and “broker non-votes”, discussed below, count as present for establishing a quorum.
          You are entitled to notice of, and to attend and vote or submit a proxy to vote at, the special meeting or any adjournment or postponement of the special meeting if you owned shares of our common stock at the close of business on [•], 2008, the record date for the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting.

          Approval of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the merger agreement.
          Because the vote on the proposal to approve the merger agreement is based on the voting power of the total number of shares outstanding, failure to vote your shares and broker non-votes will have the same effect as voting against the approval of the merger agreement.
          Approval of the adjournment proposal requires a majority of the voting power present at the special meeting, in person or represented by proxy. Because the vote on the adjournment proposal is based on the voting power present at the meeting, failure to vote your shares and broker non-votes will not have any effect on the adjournment proposal.
Shares Owned by Our Directors and Executive Officers
          As of the close of business on [•], 2008, our directors and executive officers, beneficially owned in the aggregate [•] shares of common stock entitled to vote at the meeting, or approximately [•]% of our total voting power outstanding on that date.
Voting Agreements
          All executive officers and directors of ECHO, in their capacity as stockholders of the Company, have entered into voting agreements in substantially the form attached hereto as Annex B, pursuant to which each such stockholder has agreed, among other things, to vote their shares in favor of the merger, and have granted irrevocable proxies to the directors of Intuit to vote their shares in favor of the merger. As of the record date for the special meeting, these executive officers and directors owned in the aggregate, [•] shares of our common stock, representing [•]% of the votes entitled to be cast at the special meeting.
Voting in Person
          If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting or any adjournment or postponement of the special meeting, you must bring to the special meeting a proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote in person at the special meeting or adjournment of the special meeting.
Voting by Proxy
          All shares held by record holders of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, provided that no proxy that is specifically marked “AGAINST” the proposal to approve the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

          To vote, please complete, sign, date and return the enclosed proxy card.
          Only shares affirmatively voted for the proposal to approve the merger agreement and the adjournment proposal, and properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the proposals. Shares of our stock held by persons attending the special meeting but abstaining from voting, and shares of our stock for which we received proxies directing an abstention, will have the same effect as votes against the approval of the merger agreement, but will not have any effect on the adjournment proposal.
          Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. Broker non-votes will have the same effect as votes against the proposal to approve the merger agreement, but will have not effect on the adjournment proposal. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or other nominee. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, it will not be permitted to vote your shares and will result in a broker non-vote.
          You should not send any certificates representing shares of our common stock with your proxy card. Upon completion of the merger, you will receive instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.
Voting over the Internet or by Telephone
          You may also grant a proxy to vote your shares over the Internet or by telephone. Stockholders granting a proxy to vote over the Internet or by telephone should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.
          For Shares Registered in Your Name. Stockholders of record who own shares directly in their own name may go to the website www.proxyvote.com to grant a proxy to vote their shares over the Internet. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling the telephone number on your voting instruction form or proxy card and following the recorded instructions.
          For Shares Registered in the Name of a Broker, Bank or Other Nominee. Beneficial owners whose stock is held in “street name” through a broker, bank or other nominee must provide the record holder of their shares with instructions on how to vote their shares. Please check the voting directions provided by your broker, bank or other nominee (rather than from our proxy card) to see if you may use the Internet or the telephone to provide instructions on how to vote your shares.
          General Information for All Shares Voted over the Internet or by Telephone. Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on [•], 2008. Submitting your proxy over the Internet or by telephone will not affect your right to vote in person should you decide to attend the special meeting.

Adjournment
          Although it is not currently expected, if the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, is approved, the special meeting may be adjourned for the purpose of soliciting additional proxies to approve the proposal to approve the merger agreement. Other than for the purposes of adjournment to solicit additional proxies, whether or not a quorum exists, holders of a majority of the outstanding voting power of our common stock entitled to vote on the merger agreement, present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances.
          Any adjournment may be made without notice (if the adjournment is not for more than thirty days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.
Revocation of Proxies
          Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. If you are a stockholder of record (i.e., your shares are registered in your name), you may revoke and change your vote on a proposal at any time before the conclusion of voting on such proposal. If you are a stockholder of record, you can do this in one of three ways:
•	first, you can provide a written notice to our corporate secretary prior to 11:59 p.m. Eastern Time on [•], 2008 stating that you would like to revoke your proxy;

•	second, you can complete and submit a later dated proxy in writing, provided the new proxy is received by 11:59 p.m. Eastern Time on [•], 2008. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided that the new proxy is received by 11:59 p.m. Eastern Time on [•], 2008; or

•	third, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person; your attendance alone, however, will not revoke any proxy that you have previously given.
          Any written notice of revocation or subsequent proxy should be delivered to our corporate secretary at 730 Paseo Camarillo, Camarillo, California, 93010, Attention: Corporate Secretary, at or before the time and date specified above.
          If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Solicitation of Proxies
          We and our proxy solicitation firm, Morrow & Company, Inc., are soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders, which includes the payment of $7,500 to Morrow & Company for its services. We will also reimburse Morrow & Company for its expenses incurred in connection with its engagement as our proxy solicitor.
          In addition, we may reimburse brokerage firms and other firms representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.
          No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by us or any other person.
Other Business
          We do not expect that any matter other than the proposal to approve the merger agreement and, if required, the proposal to adjourn will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.
Dissenters’ Rights
          Under applicable Nevada law, ECHO stockholders are not entitled to any dissenters’ rights with respect to the merger.
Assistance
          If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:
Electronic Clearing House, Inc.
Corporate Secretary and Investor Relations
730 Paseo Camarillo,
Camarillo, CA 93010
(800) 233-0406 ext. 8533
corp@ECHO-inc.com
OR
Morrow & Company, Inc.
470 West Avenue, 3rd Floor
Stamford, CT 06902
(800) 607-0088
echo.info@morrow.com
Attn: Gerard J. Mucha or Fred Marquardt

PROPOSAL 1—APPROVAL OF THE MERGER AGREEMENT
THE MERGER
Introduction
          We are asking our stockholders to approve the merger agreement. If we complete the merger, we will become a wholly-owned subsidiary of Intuit, and our stockholders will have the right to receive $17.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock that is outstanding immediately prior to the effective time of the merger.
The Companies
Electronic Clearing House, Inc.
          Electronic Clearing House, Inc. is an electronic payment processor that provides for the payment processing needs of retail, online and recurring payment merchants through its direct sales team as well as channel partners that include technology companies, banks, collection agencies and other trusted resellers. We derive the majority of our revenue from two main business segments: 1) bankcard and transaction processing services (“bankcard services”), whereby we provide solutions to merchants and banks to allow them to accept and process credit and debit card payments from consumers; and 2) check-related products (“check services”), whereby we provide various services to merchants and banks to allow them to accept and process check payments from consumers. The principal services we offer within these two segments include, debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment and check collection. We operate our services under the following brands:
•	MerchantAmerica, our online presence for merchant reporting and web services;

•	National Check Network (“NCN”), our proprietary database of negative and positive check writer accounts (i.e., accounts that show delinquent history in the form of non-sufficient funds and other negative transactions), for check verification, check conversion capture services, and for membership to collection agencies;

•	XPRESSCHEX, Inc. for check collection services; and

•	ECHO, for our retail and wholesale credit card and check processing services to merchants, banks, technology partners and other trusted reseller channels.
          We were incorporated in Nevada in December 1981. Our principal executive office is located at 730 Paseo Camarillo, Camarillo, California 93010, and our telephone number is (800) 233-0406.

Intuit Inc.
          Founded in 1983, Intuit Inc. is a leading provider of business and financial management solutions for small and mid-sized businesses; financial institutions, including banks and credit unions; consumers and accounting professionals. Intuit’s flagship products and services, including QuickBooks, Quicken and TurboTax software, simplify small business management and payroll processing, personal finance, and tax preparation and filing. ProSeries and Lacerte are Intuit’s leading tax preparation software suites for professional accountants. Intuit’s financial institutions division, anchored by Digital Insight, provides on-demand banking services to help banks and credit unions serve businesses and consumers with innovative solutions. Intuit is publicly traded on the NASDAQ Global Select Market under the symbol “INTU.”
          Intuit was incorporated in California in March 1984. In March 1993, Intuit reincorporated in Delaware and completed its initial public offering. Intuit’s principal executive office is located at 2700 Coast Avenue, Mountain View, California, 94043, and its telephone number at that location is (650) 944-6000.
Elan Acquisition Corporation
          Merger Sub is a Nevada corporation and a wholly-owned subsidiary of Intuit. Merger Sub was organized solely for the purpose of entering into a previous merger agreement with ECHO and completing the merger contemplated thereby. Merger Sub has not conducted any business operations other than those incident to its formation, and those incident to the execution and performance of, and subsequent termination of, the previous merger agreement and the execution and performance of the current merger agreement. If the merger is completed, Merger Sub will cease to exist following its merger with and into ECHO.
          Merger Sub’s principal office is located at Intuit’s principal executive office at c/o Intuit Inc., 2700 Coast Avenue, Mountain View, CA 94043 and its telephone number is (650) 944-6000.
Background of the Merger
          We continually assess strategic opportunities and potential business transactions as a part of our ongoing evaluation of our business, technologies and industries.
Background of the 2006 Merger Agreement
          We were first contacted by Intuit in July 2005 when a representative of Intuit called Kris Winckler, our Senior Vice President of Strategy and Marketing. Intuit initially contacted us to discuss potentially establishing a commercial business relationship where we would provide check processing related products and/or services to Intuit. In connection with these conversations, on July 20, 2005, we and Intuit executed a mutual nondisclosure agreement. On July 25, 2005, Mr. Winckler met with representatives of Intuit to discuss the potential commercial relationship. On January 10, 2006, a representative of Intuit telephoned Mr. Winckler to follow up on those discussions.
          Over the following months, there were discussions between our representatives and representatives of Intuit to discuss the status of Intuit’s interest in a potential commercial transaction with us.
          On April 14, 2006, Joe Kaplan, a Vice President of Intuit and Division President of Intuit’s Innovative Merchant Solutions business, and Randy Tinsley, then Intuit’s Vice President of Corporate Development, met with Charles J. Harris, then our President and Chief Operating Officer, at the offices of Intuit’s Innovative Merchant Solutions business in Calabasas, California to explore potential business opportunities between the two companies, including a possible business combination. During this meeting, Intuit indicated that it may be interested in a broader relationship with us. Both parties agreed to consider such strategic opportunities, although at this time our objectives remained focused on developing a commercial relationship with Intuit and our Board of Directors and management continued to operate ECHO pursuant to our long-term strategy to grow our business.

          On May 10, 2006, representatives of Intuit met with Mr. Harris and Mr. Winckler at an industry conference in San Diego, California and discussed our current and future products and how we could help to expand Intuit’s current product offerings.
          On May 17, 2006, the parties entered into a new mutual nondisclosure agreement to facilitate the expanded scope of the discussions between the parties. After the execution of the new nondisclosure agreement, a follow up meeting was held that day at our offices in Camarillo, California, to review our capabilities and Intuit’s corporate objectives and to continue the parties’ discussions regarding potential business opportunities, including a possible business combination. Present at this meeting were Mr. Kaplan, Mr. Tinsley and other representatives of Intuit and Mr. Harris, Alice L. Cheung, our Chief Financial Officer and Treasurer, William Wied, then our Chief Information Officer, Steve Hoofring, Sharat Shankar, Patricia A. Williams and Mr. Winckler, each Senior Vice Presidents of ECHO.
          On June 5, 2006, Mr. Tinsley called Mr. Harris to propose a potential business combination transaction and to discuss the terms upon which Intuit was prepared to enter into discussions regarding such a transaction. On June 6, 2006, we received from Intuit a draft of a proposed exclusivity agreement, requesting that we would negotiate exclusively with Intuit, and a draft of a non-binding term sheet outlining terms for a possible business combination as described on the June 5, 2006 telephone call between Mr. Harris and Mr. Tinsley. Between June 7, 2006 and June 12, 2006, all of our directors were notified that Intuit was interested in entering into discussions regarding a potential business combination.
          Between June 7, 2006 and June 13, 2006, Messrs. Tinsley and Harris had several telephonic discussions concerning Intuit’s proposed exclusivity agreement and non-binding term sheet.
          On June 14, 2006, Mr. Tinsley, on behalf of Intuit, sent Mr. Harris a written non-binding proposal to acquire 100% of our fully diluted equity on the terms that were previously discussed between Mr. Tinsley and Mr. Harris. In addition, Intuit stated that a condition to its proposal was that we agree to negotiate exclusively with Intuit. Mr. Harris notified the members of our Board of Directors of the proposal. Thereafter, our Board of Directors began to evaluate it with our outside counsel and also to consider the possibility of retaining a financial advisor.
          Our Board of Directors held a special telephonic meeting on June 21, 2006, for the purpose of discussing Intuit’s proposal and retaining a financial advisor. Our legal counsel discussed the Board of Directors’ fiduciary duties and our Board of Directors determined that further financial analysis would be necessary before they could respond to Intuit’s proposal. After consideration of multiple candidates, our Board of Directors approved a resolution to engage Wedbush Morgan as our exclusive financial advisor in connection with any potential business combination transaction with Intuit. Following the adoption of this resolution, our Board of Directors directed Wedbush Morgan to analyze Intuit’s proposal and advise our management and our Board of Directors on the matter. Wedbush Morgan was formally retained by us pursuant to a letter agreement dated June 30, 2006.
          Our Board of Directors held another special telephonic meeting on June 26, 2006 for the sole purpose of discussing Intuit’s proposal. At this meeting, Wedbush Morgan presented an analysis and evaluation of Intuit’s proposal, as well as various alternatives available to us. At that time, our Board of Directors authorized Wedbush Morgan to initiate discussions with Intuit concerning the consideration and other terms of a proposed transaction, with the principal goal of obtaining the highest per share price for stockholders and providing us the ability to respond to unsolicited alternative acquisition proposals. Our Board of Directors also directed management and Wedbush Morgan to condition our willingness to provide confidential information to Intuit on Intuit entering into a standstill agreement pursuant to which Intuit would agree not to acquire or publicly offer to acquire our securities without the consent of our Board of Directors.

          On June 30, 2006, Wedbush Morgan provided Intuit with a revised nondisclosure agreement including standstill provisions as requested by our Board of Directors. Later that day, representatives of our outside counsel had discussions with members of Intuit’s legal department regarding the content of the nondisclosure agreement.
          On July 7, 2006, Mr. Tinsley had several telephone calls with representatives of Wedbush Morgan regarding the purchase price. Intuit also advised us that it was not prepared to enter into a new nondisclosure agreement and provided us with a proposed amendment to the May 17, 2006 nondisclosure agreement containing revised standstill provisions. On this day, Intuit also provided us with a revised non-binding term sheet which indicated Intuit’s willingness to increase its proposed purchase price.
          During the period between July 7, 2006 and July 21, 2006, Mr. Harris and Wedbush Morgan continued to engage in discussions with Mr. Tinsley regarding purchase price and other terms set forth in Intuit’s proposal. In connection with those discussions, Intuit made certain information requests of us. Our management and legal counsel also participated in several informal telephone calls with members of our Board of Directors during this period, updating our Board of Directors on developments in our discussions with Intuit and answering questions posed regarding various legal requirements.
          Between July 7, 2006 and July 10, 2006, Wedbush Morgan and Mr. Tinsley corresponded regarding the terms of the standstill provisions to be included in the amendment to the nondisclosure agreement. On July 10, 2006, Mr. Tinsley proposed that the parties focus on the purchase price instead of the amendment to the nondisclosure agreement and standstill provisions.
          On July 11, 2006 Wedbush Morgan participated in a telephonic meeting with Mr. Tinsley to address Intuit’s questions relating to purchase price and valuation.
          On July 21, 2006, Mr. Tinsley provided Wedbush Morgan with a revised exclusivity agreement, requesting that we would not discuss, negotiate or enter into another agreement with a third party relating to the acquisition of us (with specified exceptions to permit our Board of Directors to exercise its fiduciary duties), and non-binding term sheet reflecting an increased proposed purchase price.
          Wedbush Morgan presented Intuit’s revised proposal to our Board of Directors informally at a dinner held on July 23, 2006 and formally at a meeting of our Board of Directors held on July 24, 2006. At this meeting, our Board of Directors considered and discussed various factors regarding the transaction, including, among others, the proposed purchase price relative to our then-current market price, the comparability of other market valuations, that the transaction consisted of all cash consideration, that there were no proposed material contingencies (apart from stockholder approval), and that the proposed purchase price reflected anticipated synergies between the companies, including Intuit’s anticipated ability to leverage our products, services and technology through its more recognizable brand and its extensive distribution network. Our Board of Directors also discussed negative aspects of the potential transaction. Following a substantial discussion, our Board of Directors directed Wedbush Morgan to continue its negotiations with Intuit to see if any higher purchase price could be achieved.
          Between the July 24, 2006 Board of Directors’ meeting and July 28, 2006, Wedbush Morgan continued its discussions with Mr. Tinsley regarding purchase price and other transaction terms, and we continued an ongoing internal analysis of the proposed transaction. On July 25, 2006, we sent Intuit a revised exclusivity agreement and non-binding term sheet reflecting an increased proposed purchase price. On July 27, 2006, Intuit provided our legal counsel with a revised exclusivity agreement and non-binding term sheet reflecting the purchase price that we proposed to Intuit in our July 25, 2006 non-binding term sheet. Wedbush Morgan provided Intuit with comments to the other deal terms reflected in Intuit’s revised proposal later that day. On July 28, 2006, Intuit’s outside legal counsel had discussions with our outside legal counsel regarding the terms of the exclusivity agreement and non-binding term sheet. Later that day, Intuit provided us with a revised non-binding term sheet responding to our comments and the parties entered into an exclusivity agreement providing that until September 12, 2006, we would not discuss, negotiate, or enter into another agreement with a third party relating to the acquisition of us with specified exceptions to permit our Board of Directors to exercise its fiduciary duties.

          After the execution of the exclusivity agreement, we had discussions with representatives of Intuit regarding coordinating its due diligence review of our company. On August 4, 2006, Intuit and its representatives received access to an electronic data room containing due diligence information relating to our company.
          On August 7, 2006, Mr. Harris, Mr. Kaplan and Alex Lintner, Intuit’s Senior Vice President, Strategy and Corporate Development, met in Los Angeles, California to discuss the payments industry and strategic aspects of the potential transaction.
          On or about August 8, 2006, Mr. Harris and Michael McNeal, Intuit’s Vice President of Talent Acquisitions, met in Calabasas, California to review, identify and discuss a retention strategy for our key employees. During the period from this meeting until signing, Mr. McNeal had conversations with Mr. Harris and other members of our management to discuss employee retention, employment packages and related matters.
          Beginning on August 9, 2006, Intuit and its legal counsel, accounting advisors and other outside consultants began an extensive due diligence investigation of our company, including a review of our corporate and financial records and meetings and telephone calls with our management, independent auditors and technology personnel. Intuit also sent several follow-up informational requests. This due diligence investigation included meetings on August 10 and 11, 2006, at a hotel near our offices in Camarillo, California, at which Mr. Kaplan and several other representatives of Intuit and Intuit’s outside advisors, our management team and several other ECHO employees, and representatives of Wedbush Morgan, were present. Intuit’s due diligence investigation, including various telephone calls between the parties, continued in parallel with the negotiation of the definitive transaction documents until execution of the merger agreement.
          On August 10, 2006, Intuit’s legal counsel provided us with a draft definitive merger agreement.
          On August 17, 2006, our legal counsel provided Intuit with comments on Intuit’s proposed draft definitive merger agreement. Following receipt of these comments, the parties and their legal counsel exchanged several drafts and negotiated the terms of the definitive merger agreement, including provisions relating to our Board of Directors’ ability to respond to and/or negotiate alternative acquisition proposals and any potential termination fees.
          During this period management also kept our Board of Directors updated via regular communications and informal telephonic conferences, which included discussions of the principal terms of the merger agreement and our Board of Directors’ fiduciary duties.
          On August 24, 2006, Mr. Harris and Mr. Kaplan had a dinner meeting in Calabasas, California at which they discussed employee-related matters and other issues related to the transaction.
          On August 25, 2006, Intuit’s legal counsel provided our legal counsel with a draft voting agreement, pursuant to which members of our management and Board of Directors would agree to vote their shares of common stock in favor of the merger.
          On September 5, 2006, Steve Bennett, Intuit’s President and Chief Executive Officer, met with Mr. Harris at a restaurant near our offices in Camarillo, California to discuss general business objectives and share market observations.
          Also on September 5, 2006, Intuit’s legal counsel provided our legal counsel with a draft form of non-competition agreement, pursuant to which certain members of our management would agree not to compete with Intuit following the closing of the merger. Negotiation of the non-competition agreement and the voting agreement continued between us and Intuit and their respective legal advisors in parallel with the negotiation of the merger agreement.
          On September 6, 2006, Intuit provided Mr. Harris with employment offer letters to be distributed to our executives, which the parties negotiated in parallel with the merger agreement and other transaction documents.

          On September 8, 2006, Messrs. Harris, Barry and Kaplan met in Las Vegas with a select ECHO merchant (subject to a nondisclosure agreement) to conduct customer due diligence.
          On September 11, 2006, the parties entered into an amendment to the July 28 exclusivity agreement extending the exclusivity period to September 19, 2006.
          On September 14, 2006, our legal counsel provided Intuit’s legal counsel a list of the remaining open issues on the definitive merger agreement and the parties and their counsel engaged in telephone calls to negotiate these open issues.
          Later on September 14, 2006, Messrs. Kaplan and Tinsley contacted Mr. Harris and representatives of Wedbush Morgan and advised them that Intuit had determined to lower its proposed purchase price in light of certain issues identified in its due diligence investigation. At this time, we instructed our outside counsel to cease negotiating the terms of the merger agreement.
          On September 15, 2006, Mr. Tinsley communicated, through discussions with Wedbush Morgan, Intuit’s proposed revised purchase price.
          In light of the proposed revised purchase price, our Board of Directors held a special telephonic meeting on September 15, 2006. At this meeting, our Board of Directors engaged in an extensive discussion of the due diligence findings identified by Intuit and the various matters reviewed, key business issues involved in the transaction, and the terms of the draft merger agreement. After analyzing the issues raised, our Board of Directors instructed Wedbush Morgan to negotiate an increase to Intuit’s proposed revised purchase price.
          Between September 15, 2006 and 18, 2006, Wedbush Morgan and our management had discussions with representatives of Intuit relating to purchase price, but Intuit indicated that it would not increase its proposed purchase price beyond what it had proposed on September 15, 2006.
          On September 19, 2006, the exclusivity agreement expired and was not renewed.
          After further deliberation among the individual members of our Board of Directors with representatives of our management and legal counsel and Wedbush Morgan, all of which occurred between September 20, 2006 and September 22, 2006, each of the members of our Board of Directors indicated that they supported moving forward with negotiations at the reduced purchase price proposed by Intuit. Our Board of Directors’ analysis in this regard considered all of the costs and benefits arising from the proposed transaction, an analysis of the due diligence matters identified by Intuit, a consideration of the fact that the reduced purchase price was still a significant premium to the then current market price and the market price prior to entering into negotiations with Intuit, and discussions with Wedbush Morgan concerning the fairness of the transaction, from a financial point of view, to the public holders of our common stock. Following our Board of Directors’ decision to move forward, the parties resumed their due diligence activities and the negotiation of the definitive merger agreement and related agreements.
          On September 30, 2006, the Unlawful Internet Gambling Enforcement Act of 2006 (the “Internet Gaming Bill”) was passed by Congress. The Internet Gaming Bill prohibits gambling businesses from accepting any payment instrument, including credit cards, ACH and other check transactions, for Internet gambling. The Internet Gaming Bill directs the United States Federal Reserve, the Department of the Treasury and the Department of Justice to develop regulations, within 270 days of the Internet Gaming Bill becoming law, which would direct financial transaction providers, including payment processors, to identify and block certain types of financial transactions connected with Internet gambling.
          Thereafter, we undertook to determine the impact of the Internet Gaming Bill on our business and engaged special counsel to assist in determining its application and effect. We determined that the Internet Gaming Bill would have a significant negative impact on our Internet wallet (“eWallet”) business and our future outlook. On October 4, 2006, our Board of Directors had a meeting to discuss the Internet Gaming Bill and its impact on our business. Following this meeting, at the direction of our Board of Directors, we provided Intuit with information on the potential impact of the Internet Gaming Bill on our business. The information we provided to Intuit was consistent with the information we provided to the public in our subsequently filed Annual Report on Form 10-K and the information provided to Wedbush Morgan in connection with its analysis.
          Between October 4, 2006 and October 11, 2006, Messrs. Kaplan and Tinsley had several telephonic discussions with Mr. Harris and representatives of Wedbush Morgan concerning the potential impact of the Internet Gaming Bill on our business and certain other due diligence matters. On or around this time, the parties stopped negotiating the terms of the merger agreement and other transaction documents. On October 11, 2006, Mr. Tinsley and Mr. Kaplan advised us that, in light of the anticipated impact of the Internet Gaming Bill on our business, Intuit was further reducing its proposed purchase price.
          On October 11, 2006, after market close, we issued a press release announcing that a portion of our business and future results of operations would be impacted by the Internet Gaming Bill. The press release also indicated that eWallet services accounted for less than 10% of our total revenues in 2006 and that the Internet Gaming Bill would have a significant negative effect on our business and results of operations in fiscal 2007.
          On October 12, 2006, Wedbush Morgan, at the direction of our Board of Directors and after consultation with our management, told Mr. Tinsley that while we were prepared to engage in discussions regarding a reduced purchase price to reflect the impact of the Internet Gaming Bill on our business, the proposed reduction by Intuit was too large and would not be acceptable to our Board of Directors.
          On October 13, 2006, Mr. Tinsley and another representative of Intuit had further discussions with representatives of Wedbush Morgan regarding revisions to the proposed purchase price to reflect the impact of the Internet Gaming Bill on our business.
          On October 16, 2006, Intuit provided our Board of Directors with a letter indicating that Intuit’s “best and final” proposal to acquire us was at a price per share of $18.75 in cash. The revised proposal reflected a smaller reduction in the proposed purchase price than the reduction proposed by Intuit on October 11, 2006. Intuit’s revised proposal had an expiration date of October 18, 2006, which Intuit subsequently extended to October 20, 2006 at our request.
          On October 20, 2006, representatives of Wedbush Morgan, acting at the direction of our Board of Directors, informed Mr. Tinsley that we needed additional time to fully analyze and assess the impact of the Internet Gaming Bill on our business and that our Board of Directors would consider Intuit’s revised proposal only after management’s analysis was complete. Wedbush Morgan requested that Intuit extend the expiration of its revised proposal by several weeks to allow us to complete this analysis. Mr. Tinsley responded that Intuit was not prepared to allow its proposal to remain open for an extended period and that Intuit intended to explore other strategic opportunities. Mr. Tinsley indicated that if our Board of Directors was ready to re-engage in discussions following the expiration of Intuit’s proposal, Intuit would reevaluate its interest in acquiring us at that time.
          On October 27, 2006, our Board of Directors participated in a telephonic conference call to discuss the results of management’s analysis of the Internet Gaming Bill and whether we should continue discussions with Intuit. As a result of such discussions and at the direction of our Board of Directors, Wedbush Morgan contacted Mr. Tinsley later that day to inform Intuit that we had completed our analysis and our Board of Directors was now prepared to consider a proposal on the terms proposed by Intuit on October 16, 2006, if that proposal remained open.
          On November 7, 2006, Mr. Tinsley notified Wedbush Morgan that Intuit remained interested in proceeding with an acquisition of us on the terms proposed by Intuit on October 16, 2006, including a purchase price of $18.75 per share, subject to additional due diligence on specified issues previously identified by Intuit. Our Board of Directors was then notified of Intuit’s continued interest, and a Board of Directors meeting was scheduled for November 13, 2006 in order to consider Intuit’s proposal.

          Beginning on November 9, 2006, the parties and their advisors re-engaged in due diligence and the negotiation of the definitive merger agreement and other transaction documents.
          On November 12, 2006, our Board of Directors met over dinner during which they informally discussed Intuit’s latest proposal of $18.75 per share.
          On November 13, 2006, our Board of Directors met to consider Intuit’s latest proposal. Wedbush Morgan presented to our Board of Directors a preliminary overview of its financial analysis of Intuit’s latest proposal, including the valuation considerations made, its market trading analysis, public comparable company analysis, premium public comparable company analysis and merger and acquisition transaction analysis, as well as the assumptions made, matters considered and qualifications and limitations of its review. The valuation analysis and methodologies were discussed, including a discounted cash flow analysis. Wedbush Morgan informed our Board of Directors that based on its financial analysis, it was then able to render to our Board of Directors an opinion that the $18.75 per share purchase price was fair, from a financial point of view, to the public holders of our common stock. Our Board of Directors then continued a discussion of the valuation and other transaction related matters, including open issues relating to the provisions of the merger agreement which govern our ability to consider alternative acquisition proposals and the circumstances under which we would be obligated to pay Intuit a break-up fee, the timing of the transaction, the intention of Intuit to retain almost all of our employees and senior management, the significant synergies between the companies and the extensive diligence done by Intuit before making its most recent proposal. Following this extensive discussion, our Board of Directors authorized management to continue discussions with Intuit at a purchase price of $18.75 per share and to negotiate the remaining terms of the transaction with Intuit.
          On November 14, 2006, our legal counsel called Intuit’s legal counsel to discuss the remaining open issues related to the merger agreement. Also on November 14, 2006, our representatives and representatives of Intuit and Intuit’s legal counsel had a conference call to discuss the status of the remaining open issues in Intuit’s ongoing due diligence investigation.
          Between November 14, 2006 and December 14, 2006, we and Intuit and our respective representatives and legal counsel continued negotiating the definitive merger agreement and other transaction documents. During that time, Intuit continued its due diligence review and we worked to resolve the diligence issues identified by Intuit.
          After resolution of outstanding due diligence issues and issues relating to the definitive agreements, drafts of the definitive transaction documents were prepared and delivered to all of our directors on December 13, 2006.
          On December 14, 2006, our Board of Directors held a special telephonic meeting. Representatives of our legal counsel and Wedbush Morgan also attended the meeting. At the meeting, management and our legal counsel updated our Board of Directors on the status of negotiations with Intuit, the terms of the definitive agreements and the resolution of issues discussed at the prior Board of Directors meeting, including the provisions of the merger agreement relating to our ability to consider alternative acquisition proposals and the circumstances under which we would be obligated to pay a break-up fee to Intuit. Our Board of Directors then asked questions of management and our legal counsel and discussed the terms of the transaction agreements that had been negotiated with Intuit. Following that discussion, Wedbush Morgan presented to our Board of Directors its financial analysis of the per share purchase price of $18.75, including the valuation considerations made, their market trading analysis, public comparable company analysis, premium public comparable company analysis and merger and acquisition transaction analysis, as well as the assumptions made, matters considered and qualifications and limitations of its review. The valuation analysis and methodologies were discussed, including a discounted cash flow analysis. Following questions by our Board of Directors to Wedbush Morgan relating to its analysis, Wedbush Morgan presented its oral opinion to our Board of Directors, which was subsequently confirmed in a written opinion dated December 14, 2006, that the $18.75 per share to be paid by Intuit in the merger was fair, from a financial point of view, to the public holders of our common stock. Following the delivery of the Wedbush Morgan opinion, additional discussion ensued, including a discussion of the communications plan for announcement of the transaction, and our Board of Directors adopted resolutions, among other things, approving the merger agreement and the transactions contemplated by the merger agreement and recommending that our stockholders adopt the merger agreement at a special meeting.

          Following the resolution of all outstanding issues relating to the definitive agreements, after the close of the market on December 14, 2006, the parties executed the merger agreement and related documents and issued a joint press release announcing the execution of the merger agreement.
Termination of the 2006 Merger Agreement
          During the period following execution of the merger agreement, we and Intuit proceeded to take the actions required by the merger agreement to satisfy the conditions to closing, including obtaining the requisite third party consents, making the filings required under the HSR Act, preparing the proxy statement to be filed with the SEC, and complying with the other covenants under the merger agreement.
          On January 17, 2007, we filed the preliminary proxy statement with the SEC. We called a special meeting of stockholders for March 7, 2007, at 9:00 a.m., local time, at our executive offices located in Camarillo, California, to vote on the approval of the merger agreement, and fixed the record date for the determination of stockholders entitled to notice of and to vote at such meeting at the close of business on January 24, 2007. We filed the definitive proxy statement with the SEC on January 29, 2007 and mailed the definitive proxy statement to stockholders of record on or about February 5, 2007.
          On February 2, 2007, we received a grand jury subpoena from the United States Attorney’s Office for the Southern District of New York (the “U.S. Attorney’s Office”) arising from a federal investigation relating to our eWallet customers that provided services to online gaming websites. Later on February 2, 2007, we provided Intuit with notice of the receipt of the grand jury subpoena.
          From February 2, 2007, and continuing through the termination of the merger agreement on March 26, 2007, we cooperated with the U.S. Attorney’s Office in responding to the grand jury subpoena as a witness in their investigation.
          On February 6, 2007, the FTC, on behalf of itself and the Antitrust Division, informed us that it had granted early termination of the waiting period under the HSR Act with respect to the merger transaction.
          From February 8, 2007, and continuing through the termination of the merger agreement on March 26, 2007, Intuit exercised its rights under the merger agreement to access information concerning our business in order to conduct due diligence on various matters, including matters related to the government investigation and our eWallet customers that provided services to online gaming websites. Intuit’s legal counsel provided us and our legal counsel with several written and telephonic requests for information in connection with Intuit’s investigation, and we responded to these information requests. There were several calls during this period between Intuit and Intuit’s legal counsel and other outside advisors and our management team and legal counsel concerning these matters. Intuit’s legal counsel also had several telephone conversations with the outside special counsel we retained in connection with the U.S. Attorney’s Office investigation.
          On March 5, 2007, we determined that in light of the number of closing conditions that remained unsatisfied, including required third party consents not yet obtained and outstanding information requests made by Intuit, an adjournment of our special meeting of stockholders, then scheduled for March 7, 2007, would be appropriate to allow us more time to satisfy outstanding closing conditions and to complete our performance of pre-closing covenants.
          On March 5, 2007, the parties executed a waiver that permitted us to adjourn our special meeting of stockholders to March 27, 2007. The waiver also provided that the legal and third party vendor fees, costs and expenses in connection with our receipt, review and response to the grand jury subpoena and Intuit’s additional due diligence investigation conducted in connection with that subpoena, would not constitute a breach of the merger agreement or give rise to a “material adverse effect” under the merger agreement.

          On March 6, 2007, we issued a press release announcing our decision to adjourn our special stockholders’ meeting scheduled for March 7, 2007, and our decision to reconvene the meeting on March 27, 2007. At the time of this press release, we expected that the acquisition would close one to two days after the reconvened meeting.
          From March 6, 2007 through March 26, 2007, we continued to work on satisfying our remaining closing conditions under the merger agreement and to provide the information requested by Intuit in accordance with the merger agreement. We also continued to provide to the U.S. Attorney’s Office the information requested by the grand jury subpoena.
          In the two weeks prior to March 26, 2007, we and the U.S. Attorney’s Office participated in negotiations regarding a proposed non-prosecution agreement. We recognized that the terms of the merger agreement prohibited us from entering into such an agreement without Intuit’s consent. Accordingly, in the course of the discussions with the U.S. Attorney’s Office, we attempted to negotiate an agreement that could be executed on terms mutually acceptable to us, the U.S. Attorney’s Office and Intuit. Intuit was apprised of these negotiations and was provided a draft of the non-prosecution agreement once it became available to us.
          As part of the non-prosecution agreement discussions, it was negotiated that we would disgorge approximately $2.3 million, an amount that represented our management’s best estimate of our profits from processing and collection services provided to our eWallet customers since 2001. Intuit did not communicate to us any specific objections to this amount.
          On March 21, 2007, Intuit’s legal counsel notified our legal counsel that Intuit would only consent to our entering into the non-prosecution agreement if the terms of that agreement were acceptable to Intuit. Intuit’s legal counsel also informed our legal counsel that in the event we were unable to conclude the government investigation in a manner acceptable to Intuit, Intuit would evaluate whether we were able to satisfy the conditions to closing under the merger agreement, including those related to the absence of a “material adverse effect”.
          Later on March 21, 2007, our Board of Directors held a special telephonic meeting to discuss the status of the merger transaction, the government investigation, the proposed non-prosecution agreement and the related disgorgement, and a proposed second adjournment of our special meeting of stockholders, to the extent we needed more time to conclude the transaction with Intuit. The Board discussed the possibility of our not being able to conclude a non-prosecution agreement with the U.S. Attorney’s Office on terms that would be acceptable to Intuit, and the likely detrimental effects on our business of a potential escalation of the government investigation or a potential dispute with Intuit over whether we were able to satisfy the conditions to closing under the merger agreement, each of which would have required us to dedicate an even greater amount of time and resources than we were currently devoting to the government investigation and the Intuit transaction and which would have further diverted our attention from our core business. The Board concluded that in such a situation it would be in our best interest, and the best interest of our stockholders, for us to conclude the non-prosecution agreement on terms acceptable to us and the U.S. Attorney’s Office even if the terms of such agreement were not acceptable to Intuit. Although the Board of Directors approved the draft non-prosecution agreement presented to them, they also determined that it was in our best interest, and in the best interest of our stockholders, for us to continue to negotiate a non-prosecution agreement that would be acceptable to us, the U.S. Attorney’s Office and Intuit. They accordingly directed our management and outside counsel to continue to pursue these negotiations. The Board of Directors also approved a second adjournment of our special meeting of stockholders, only to the extent we needed more time to conclude a non-prosecution agreement on terms acceptable to us, the U.S. Attorney’s Office and Intuit or to otherwise conclude the transaction with Intuit.
          Between March 21, 2007 and March 26, 2007, our management and outside counsel continued to negotiate with the U.S. Attorney’s Office in an attempt to secure a mutually acceptable agreement that would also be acceptable to Intuit. During this period, our outside counsel had several discussions with Intuit’s legal counsel regarding the status of our negotiations with the U.S. Attorney’s Office.

          Between March 22, 2007 and March 24, 2007, the parties’ respective legal counsel had several discussions and exchanged draft documents in connection with each of the following scenarios: (i) a second adjournment of our special meeting of stockholders, to the extent we needed more time to conclude a non-prosecution agreement on terms acceptable to us, the U.S. Attorney’s Office and Intuit or to otherwise conclude the transaction with Intuit, (ii) a mutual termination of the merger agreement, in the event it became apparent that we would not be able to conclude a non-prosecution agreement on terms acceptable to us, the U.S. Attorney’s Office and Intuit, and (iii) closing the transaction, in the event we were able to conclude a non-prosecution agreement on terms acceptable to us, the U.S. Attorney’s Office and Intuit and to satisfy the conditions to closing under the merger agreement.
          On March 26, 2007, our Board of Directors held a special telephonic meeting to discuss the status of the merger transaction and the proposed non-prosecution agreement. The Board again discussed the possibility of our not being able to conclude a non-prosecution agreement with the U.S. Attorney’s Office on terms that would be acceptable to Intuit, and the likely detrimental effects on our business of a potential escalation of the government investigation or a potential dispute with Intuit over whether we were able to satisfy the conditions to closing under the merger agreement. The Board concluded that in such a situation it would be in our best interest, and the best interest of our stockholders, for us to mutually terminate the transaction with Intuit, which would allow us conclude the non-prosecution agreement on terms acceptable to us and the U.S. Attorney’s Office, and allow us to focus our attention on our core business, implement operational initiatives and develop our new business pipeline. Accordingly, our Board reaffirmed its approval of the non-prosecution agreement previously approved by them on March 21, 2007, subject to any remaining changes that could be achieved in final negotiations with the U.S. Attorney’s Office and Intuit. The Board also authorized us to mutually terminate the merger agreement on terms acceptable to us and Intuit, in the event we could not conclude the non-prosecution agreement on terms acceptable to Intuit. Finally, the Board again approved a second adjournment of our special meeting of stockholders to the extent we needed more time to conclude a non-prosecution agreement on terms acceptable to us, the U.S. Attorney’s Office and Intuit or to otherwise conclude the transaction with Intuit.
          Later on March 26, 2007, the U.S. Attorney’s Office provided us with what it indicated were its final terms of the non-prosecution agreement. We informed Intuit of the final terms received from the U.S. Attorney’s Office, and were informed by Intuit’s legal counsel that the final terms required by the U.S. Attorney’s Office were not acceptable to Intuit.
          Accordingly, on March 26, 2007, we mutually agreed with Intuit to terminate the merger agreement entered into by the companies on December 14, 2006. The parties determined that it was in the mutual best interest of each party to terminate the proposed merger agreement. In connection with the termination, we and Intuit agreed to release each other from all claims arising under or related to the terminated merger agreement. We also cancelled our previously adjourned special stockholders’ meeting relating to the proposed acquisition, which was scheduled to reconvene on March 27, 2007.
          Additionally, on March 26, 2007, we announced that we had been cooperating as a witness in the federal investigation relating to our eWallet customers that provided services to online gaming websites. We also announced that pursuant to the non-prosecution agreement , the U.S. Attorney’s Office would assure us that it would not pursue any action against us. We in turn agreed to disgorge $2.3 million, which represented management’s estimate of our profits from processing and collection services provided to our eWallet customers since 2001, and to continue cooperating as a witness in that investigation. Shortly following that announcement, we entered in to the non-prosecution agreement with the U.S. Attorney’s Office.
          Following the termination of the merger agreement on March 26, 2007, our company and Intuit did not engage in any further discussions regarding the terminated merger agreement or any other possible business combination until August 2007, other than discussions between our respective legal counsel regarding the treatment of certain confidential information.
Discussions Resume
          On August 23, 2007, Mr. Harris, now our Chief Executive Officer, received a telephone call from Mr. Kaplan and engaged in a discussion regarding general industry topics, our recent earnings call and other general information about our company.

          Between August 29, 2007 and September 28, 2007, Mr. Harris and Mr. Kaplan continued to engage in telephone discussions regarding general industry topics as well as general information about our company. Messrs. Harris and Kaplan discussed, among other things, the impact of the previous merger termination on us and the current status of our key customers and employees. During the week of September 17, 2007, Mr. Kaplan inquired whether we would be interested in re-engaging in discussions regarding a potential business combination transaction. Mr. Harris indicated that we were focused on rebuilding our core business and implementing our long-term strategic initiatives, but that Mr. Harris would be open to such a discussion.
          On September 30, 2007 and October 1, 2007, our Board of Directors met in a regularly scheduled meeting in Camarillo, California. At that meeting, Mr. Harris presented the Board of Directors with an update on his conversations with Mr. Kaplan and the possibility of re-engaging in discussions regarding a potential business combination transaction with Intuit was discussed.
          During the week of October 22, 2007, Mr. Kaplan contacted Mr. Harris by telephone and invited Mr. Harris to meet with Mr. Kaplan and Arthur Johnson, Intuit’s Vice President of Corporate Development, in Calabasas, California, to discuss a possible transaction with Intuit.
          On October 30, 2007, our Board of Directors met in a regularly scheduled telephonic meeting. Mr. Harris informed the Board of Directors of Intuit’s invitation to meet to discuss the potential transaction. The Board of Directors authorized our management to proceed with a formal exploratory conversation with Intuit regarding a potential transaction.
          On November 2, 2007, Mr. Harris had a lunch meeting with Messrs. Kaplan and Johnson in Calabasas, California. At this meeting, Mr. Johnson indicated that Intuit would be interested in re-opening acquisition discussions. Mr. Harris acknowledged that our company would consider a proposal so long as it satisfied our concerns with respect to the proposed price, the need for an expedited negotiation and due diligence period, and greater certainty that the transaction will be consummated. Mr. Johnson indicated the valuation that Intuit was prepared to propose to us, and also discussed the possibility of a limited due diligence review of our company consisting primarily of updating information previously disclosed in connection with the prior transaction. Mr. Harris expressed an agreement to communicate Intuit’s renewed interest in a strategic transaction to our Board of Directors.
          During the week of November 5, 2007, Mr. Harris contacted Mr. Johnson by telephone and indicated that we would not be able to engage in further discussions until after our Board of Directors meeting to be held on November 12 and 13, 2007.
          On November 12 and 13, 2007, our Board of Directors met in a regularly scheduled meeting in Camarillo, California. During the meeting, Mr. Harris summarized the November 2, 2007 lunch meeting. Our Board of Directors discussed, among other matters, the specific areas communicated by Mr. Harris to Messrs. Kaplan and Johnson, namely, the ability for Intuit to offer a price per share acceptable to the Board, the expediency of any negotiation and due diligence process, and the greater certainty necessary to consummate the transaction. The Board of Directors authorized Mr. Harris to continue his discussions with Intuit.
          During the period following the November 12-13, 2007 Board meeting through November 26, 2007, Mr. Harris engaged in multiple telephonic meetings with representatives of Intuit, including Messrs. Kaplan and Johnson, regarding valuation and the potential transaction.
          On November 16, 2007, Mr. Johnson contacted Mr. Harris by telephone and proposed a valuation range that was higher than the valuation indicated by Mr. Johnson at the November 2, 2007 meeting.
          On November 20, 2007, Richard D. Field, one of our directors, held a separate telephonic meeting with Mr. Johnson to discuss the valuation for the proposed transaction. Mr. Field indicated that the valuation range proposed by Mr. Johnson on November 16, 2007 was insufficient.

          On November 27, 2007, our Board of Directors received a letter from Mr. Johnson presenting Intuit’s proposal to acquire 100% of our fully diluted equity at a price near the high end of the price range proposed by Mr. Johnson on November 16, 2007. The offer presumed that all other terms and conditions would be substantially identical to the prior December 14, 2006 merger agreement. The letter confirmed that Intuit expected to complete its due diligence review and execute a definitive agreement within a two to three week period.
          On November 30, 2007, we held a special telephonic meeting of our Board of Directors to consider Intuit’s November 27, 2007 proposal. Mr. Harris provided an update to the directors as to his prior discussions with Intuit, including the meetings attended and participated in via telephone following the November 12-13, 2007 Board of Directors meeting. The directors discussed significant concerns related to the proposed transaction, including the price per share, an expedited transaction and due diligence process, and a procedure to ensure that the transaction would be concluded if executed. The Board of Directors determined that further financial analysis was required before a response could be provided to Intuit, and directed Mr. Harris to advise Intuit that the Board of Directors was seriously reviewing Intuit’s offer, but would require additional time to respond. This was communicated by Mr. Harris to Mr. Johnson by telephone later that day.
          At the November 30, 2007 special telephonic meeting our Board of Directors also approved a resolution to re-engage Wedbush Morgan on a preliminary basis in connection with Intuit’s proposal. The Board of Directors directed Mr. Harris to contact Wedbush Morgan and direct them to analyze Intuit’s proposal and advise our management and our Board of Directors on formulating a response to the proposal.
          On December 3, 2007, Ms. Cheung and Mr. Harris met with Mr. Howe and other representatives of Wedbush Morgan at the Wedbush Morgan offices in Los Angeles, California, to discuss the proposed transaction and provide a business review.
          On December 4, 2007, our Board of Directors held a special telephonic meeting. At the meeting, Wedbush Morgan presented to our Board of Directors a preliminary overview of its financial analysis of Intuit’s proposal, including the history and relationship between our company and Intuit, a situational overview, a valuation overview, and a discussion regarding strategic alternatives. Wedbush Morgan also provided an analysis of Intuit’s proposed purchase price. During the meeting, the Board of Directors authorized the formal engagement of Wedbush Morgan as our exclusive financial advisor and authorized management and Wedbush Morgan to continue discussions with Intuit in order to negotiate the best price for our stockholders and provide greater certainty that the transaction would be consummated. Following the meeting, we formally engaged Wedbush Morgan pursuant to the terms of an engagement letter dated November 30, 2007. Additionally, Mr. Harris contacted Mr. Johnson by telephone and informed him that Wedbush Morgan would contact him to discuss the proposed valuation. Mr. Harris then introduced Messrs. Howe and Johnson by electronic mail.
          On December 5, 2007, Wedbush Morgan followed up on its communication to Mr. Johnson and in connection with these conversations, we and Intuit executed a new mutual nondisclosure agreement. After the execution of the new nondisclosure agreement, Wedbush Morgan provided Intuit with summary due diligence information regarding our company. Wedbush Morgan engaged in negotiations with Mr. Johnson regarding valuation from December 5, 2007 through December 9, 2007.
          On December 6, 2007, Mr. Harris and Ms. Cheung together with Mr. Howe of Wedbush Morgan engaged in a telephonic conference with Messrs. Kaplan and Johnson to review the summary due diligence information provided by Wedbush Morgan. Also on December 6, 2007, we and our legal counsel had a conference call with Intuit and its legal counsel to discuss certain legal due diligence matters.
          On December 7, 2007, Mr. Johnson contacted Mr. Howe by telephone to communicate that Intuit would increase its proposed purchase price to $17.00 per share in cash. Mr. Howe informed Mr. Johnson of certain changes that we would require be made to the December 14, 2006 merger agreement to provide greater certainty that the transaction would be consummated. Also on this date, our Board of Directors held a special telephonic meeting at which Wedbush Morgan reviewed the results of its price negotiations with Intuit and presented the Board with Intuit’s revised oral offer of $17.00 per share. Wedbush Morgan also advised the Board as to the status of negotiations regarding certain terms of the merger agreement. The Board of Directors directed Wedbush Morgan to continue to negotiate the highest per share price for stockholders and to increase the level of certainty that the transaction would be consummated. Following this Board of Directors meeting, Messrs. Howe and Johnson continued to discuss the purchase price and other transaction terms.
          On December 9, 2007, Wedbush Morgan continued its negotiations with Mr. Johnson in Oakland, California. Mr. Johnson indicated that the $17.00 per share offer would be the highest offer Intuit would make. Mr. Johnson did indicate a willingness to continue to negotiate other terms of the merger agreement. Later that day, Intuit delivered to us a limited due diligence request list, and Intuit’s legal counsel delivered to us initial drafts of the merger agreement, voting agreement and non-competition agreement.
          On December 10, 2007, our Board of Directors held a special telephonic meeting and continued its discussion of the valuation and other transaction related matters, including open issues relating to the merger agreement terms. Following this extensive discussion, our Board of Directors authorized Wedbush Morgan and management to continue discussions with Intuit at a purchase price of $17.00 per share and to negotiate the remaining terms of the transaction with Intuit in a manner intended to achieve greater certainty that the transaction would be consummated.
          On December 10, 2007, Messrs. Harris and Hoofring met with Mr. Kaplan and other representatives of Intuit at Mr. Kaplan’s home to address issues raised in Intuit’s due diligence review. We also began to provide the information requested by Intuit in its due diligence request.
          On December 11, 2007, our legal counsel provided Intuit with comments on Intuit’s proposed draft definitive merger agreement. Following receipt of these comments, between December 11, 2007 and December 19, 2007, we and Intuit and our respective representatives and legal counsel continued to exchange drafts and negotiate the terms of the definitive merger agreement and other transaction documents. The negotiations were primarily focused on provisions in the merger agreement pertaining to our goal of achieving a greater degree of certainty for consummating the transaction. In particular, we and Intuit and our respective legal counsel engaged in discussions concerning the definition of “material adverse effect,” as used in the merger agreement, to better ensure our ability to satisfy specified closing conditions and provide more certainty for consummating the transaction. Additionally, during this period, Intuit continued its due diligence review, we prepared updated exceptions to the representations and warranties to the merger agreement that were set forth in schedules that are not included with this document, and we worked to resolve the due diligence issues identified by Intuit.
          On December 13, 2007, our Board of Directors held a special telephonic meeting where management, our legal counsel and Wedbush Morgan updated the Board as to the status of negotiations with Intuit. The Board of Directors directed Wedbush Morgan, our management and legal counsel to continue to negotiate the merger agreement in a manner intended to achieve elements of increased certainty for consummating the transaction (and in particular, the definition of “material adverse effect”). Following that Board of Directors meeting, the parties and their legal counsel had a conference call to negotiate the merger agreement. At the end of that conference call, we notified Intuit that their proposed definition of “material adverse effect” did not provide us with sufficient certainty for consummating the transaction and that we were not prepared to proceed with a transaction on the terms proposed by Intuit.
          On the afternoon of December 14, 2007, our management representatives along with Mr. Howe and our legal counsel held a conference call with Mr. Johnson and Intuit’s legal counsel to continue their discussions on the merger agreement. The parties discussed their respective concerns and the need to continue their negotiation on the outstanding issues, including the definition of “material adverse effect.” The parties continued to negotiate these matters over the next several days.
          On December 17, 2007, Intuit provided Mr. Harris with an employment offer letter, which the parties negotiated in parallel with the merger agreement and other transaction documents.

          After resolution of outstanding issues relating to the definitive agreements, substantially final drafts of the definitive transaction documents were prepared and delivered to all of our directors on December 18, 2007.
          On December 18, 2007, our Board of Directors held a special telephonic meeting. Representatives of our legal counsel and Wedbush Morgan also attended the meeting. At the meeting, management and our legal counsel updated our Board of Directors on the status of negotiations with Intuit, the terms of the definitive agreements and the resolution of issues discussed at the prior Board of Directors meeting, including the provisions of the merger agreement relating to the definition of “material adverse effect.” Our Board of Directors then asked questions of management and our legal counsel and discussed the terms of the transaction agreements that had been negotiated with Intuit. Following that discussion, Wedbush Morgan presented to our Board of Directors its financial analysis of the per share purchase price of $17.00, including the valuation considerations made, their market trading analysis, public comparable company analysis, premium public comparable company analysis and merger and acquisition transaction analysis, as well as the assumptions made, matters considered and qualifications and limitations of its review. The valuation analysis and methodologies were discussed, including a discounted cash flow analysis. Following questions by our Board of Directors to Wedbush Morgan relating to its analysis, Wedbush Morgan presented its oral opinion to our Board of Directors, which was subsequently reaffirmed at the Board’s meeting the following day and confirmed in a written opinion dated December 19, 2007, that the $17.00 per share to be paid by Intuit in the merger was fair, from a financial point of view, to the public holders of our common stock.
          On December 19, 2007, our Board of Directors held a special telephonic meeting, attended by the same participants at the previous day’s meeting. At the meeting, Wedbush Morgan reaffirmed its oral opinion to the Board of Directors and presented its written fairness opinion to the Board of Directors.
          Following the delivery of the Wedbush Morgan opinion, additional discussion ensued, including a discussion of the communications plan for announcement of the transaction, and our Board of Directors adopted resolutions, among other things, approving the merger agreement and the transactions contemplated by the merger agreement and recommending that our stockholders adopt the merger agreement at a special meeting.
          Following the resolution of all outstanding issues relating to the definitive agreements, after the close of the market on December 19, 2007, the parties executed the merger agreement and related documents and issued a joint press release announcing the execution of the merger agreement.
Recommendation of Our Board of Directors; Our Reasons for the Merger
Recommendation of Our Board of Directors
          Our Board of Directors, by the unanimous vote of all directors:
•	declared the merger to be advisable and fair to, and in the best interests of, us and our stockholders; and

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement on the terms and conditions set forth in the merger agreement.
          Accordingly, our Board of Directors unanimously recommends that you vote “FOR” the approval of the merger agreement.
Reasons for the Merger
          In reaching its unanimous determination to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to unanimously recommend that you vote in favor of the proposal to approve the merger agreement, our Board of Directors consulted with our management, as well as our legal and financial advisors and considered a number of factors, including but not limited to the following factors:

Factors Relating to the Transaction Generally:

•	ECHO’s business, financial performance and condition, technology, operations, business strategy and future prospects, including the risks that may adversely impact its prospects, all of which led the Board of Directors to conclude that the merger presented an opportunity for ECHO stockholders to realize greater value than the value likely to be realized by stockholders in the event ECHO remained independent;

•	an analysis of the nature of ECHO’s competitive position within the industry in which it competes, and current industry, economic and global market conditions and trends, both on a historical and on a prospective basis, and our Board of Directors’ determination that such conditions and trends would present significant obstacles to increasing the value of ECHO to a level equal to or greater than the value of the consideration to be received by its stockholders in the merger;

•	the risks and uncertainties of pursuing other strategic options available to us, including remaining independent and continuing to implement our business plan or pursuing other strategic alternatives, such as pursuing a strategy of growth through acquisitions and/or pursuing corporate alliances, the value to stockholders of such alternatives, the costs, timing and likelihood of actually achieving additional value from these alternatives, and our Board of Directors’ assessment that none of these alternatives was reasonably likely to result in value for stockholders greater than the consideration to be received in the merger; and

•	the general risks associated with ECHO remaining an independent company, including increased competition and the significant and increasing cost of complying with ECHO’s obligations as a publicly traded company.
Factors Relating to the Specific Terms of the Merger Agreement with Intuit:

•	the merger consideration of $17.00 per share of our common stock represents a substantial premium to historical trading prices of our common stock. The per share common stock merger consideration represents a 120% premium over the closing price of our common stock on December 18, 2007, the last trading day prior to the approval of the transaction by our Board of Directors. Further the per share common stock merger consideration represents a 71.81% premium over our volume weighted average common stock price for the 30 day period ending December 18, 2007.

•	the belief by our Board of Directors that ECHO had obtained the highest price per share that Intuit was willing to pay, taking into account the terms resulting from extensive negotiations between the parties;

•	the conclusion by our Board of Directors that the merger consideration was likely the highest price reasonably attainable for ECHO stockholders in a merger or other acquisition transaction involving a third party relying upon (i) the fact that no other offers had been received following the announcement of the proposed 2006 transaction and (ii) the risk that a market check would jeopardize Intuit’s offer;

•	the presentation by Wedbush Morgan on December 18, 2007 and its opinion that, as of December 19, 2007, and based upon the assumptions made, matters considered, and qualifications and limitations of the review set forth in its opinion, the consideration to be offered to the public holders of our common stock in the merger was fair, from a financial point of view, to such stockholders (see “Opinion of ECHO’s Financial Advisor”);

•	the fact that the merger consideration consists solely of cash, which provides certainty of value to our stockholders compared to a transaction in which stockholders would receive stock;

•	the fact that Intuit has expressed its intent to hire most of our employees, subject to Intuit’s standard hiring policies;

•	the terms of the merger agreement, as reviewed by our Board of Directors with our legal advisors, including (see “The Merger Agreement”):
•	the ability of our Board of Directors, under certain circumstances, to furnish information to and conduct negotiations with a third party and, upon the payment to Intuit of a termination fee of $3,925,000, to terminate the merger agreement to accept a superior proposal;

•	our Board of Directors’ belief that the $3,925,000 termination fee payable to Intuit was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a superior proposal;

•	the likelihood that the merger will be consummated in light of the conditions to Intuit’s obligation to complete the merger, Intuit’s financial capability and the absence of any financing condition to Intuit’s obligation to complete the merger; and

•	the negotiated exclusions to the definition of “material adverse effect” in the merger agreement, which exclude certain matters from the definition of “material adverse effect” and increase our ability to satisfy certain closing conditions and to consummate the merger;
•	the fact that the completion of the merger is subject to the approval of the merger agreement by our stockholders and if a superior proposal for an alternative transaction were to be made prior to the approval of the merger agreement by our stockholders at the special meeting, our stockholders (other than ECHO executive officers and directors who are entitled to vote approximately [•]% of the outstanding voting power of our common stock as of the record date for the special meeting) would be free to reject the transaction with Intuit by voting against the approval of the merger agreement;

•	the view of our Board of Directors, after receiving advice of management and after consultation with our legal counsel, concluded that regulatory approvals necessary to complete the merger are likely to be obtained;

•	the fact that the previous merger agreement with Intuit was terminated, the circumstance surrounding such termination as described about in “Background of the Merger” and the negotiated changes to the merger agreement (including the definition of “material adverse effect”); and

•	the relatively short time period that is likely necessary to close the transaction.

Potential Negative Factors Relating to the Transaction:
          During the course of its deliberations, our Board of Directors also considered a variety of potential drawbacks or risks relating to the merger, including the following risks and other countervailing factors:
•	we will no longer exist as an independent company and our stockholders will no longer participate in our growth as an independent company and also will not participate in any synergies resulting from the merger;

•	the merger agreement precludes us from actively soliciting alternative proposals;

•	we are obligated to pay Intuit a termination fee of $3,925,000 if we terminate or if Intuit terminates the merger agreement under certain circumstances;

•	there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if the merger agreement is approved by our stockholders;

•	if the merger does not close, we may incur significant risks and costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on business and customer relationships;

•	certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders (see “The Merger — Interests of Our Directors and Executive Officers in the Merger”); and

•	the gain from an all-cash transaction would be taxable to our tax-paying stockholders for United States federal income tax purposes.
          After taking into account all of the factors set forth above, as well as others, and consulting with its legal and financial advisors, our Board of Directors unanimously agreed that the benefits of the merger outweigh the risks and that the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of us and our stockholders. Our Board of Directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously recommends that our stockholders vote to approve the merger agreement at the special meeting.
          The foregoing discussion is not intended to be exhaustive, but we believe it addresses the principal information and factors considered by our Board of Directors in its consideration of the merger. In view of the number and variety of factors and the amount of information considered, our Board of Directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, our Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, our Board of Directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above individual members of our Board of Directors may have given different weights to different factors.
Opinion of ECHO’s Financial Advisor
Scope of the Assignment
          Our Board of Directors engaged Wedbush Morgan to serve as the exclusive financial advisor to us in connection with the potential sale of ECHO to Intuit and to render an opinion as to whether the consideration to be received by the holders of our common stock in the merger was fair to such holders from a financial point of view. Wedbush Morgan rendered its oral and written opinion to our Board of Directors that, as of December 19, 2007, and based upon the assumptions made, matters considered, and qualifications and limitations of the review set forth in its written opinion, the merger consideration of $17.00 per share to be received by our public stockholders pursuant to the merger agreement was fair from a financial point of view to such stockholders.
          The full text of Wedbush Morgan’s written opinion, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken in connection with the opinion, is attached as Annex C and is incorporated by reference in this proxy statement. Wedbush Morgan’s opinion was intended for the use and benefit of our Board of Directors in connection with their evaluation of the merger. Wedbush Morgan’s opinion does not address our underlying business decision to enter into the merger agreement or complete the merger or the relative merits of the merger compared to any alternative business strategies that may exist for us and does not constitute a recommendation to the Board of Directors or any stockholder as to how that person should vote on the merger or any related matter. The following summary of Wedbush Morgan’s opinion is qualified in its entirety by reference to the full text of the opinion, and our stockholders are urged to read the opinion in its entirety.
          For purposes of its opinion and in connection with its review of the merger, Wedbush Morgan has, among other things:
•	reviewed a draft of the merger agreement dated December 18, 2007, which Wedbush Morgan assumed would be similar in all material respects to the final form of the merger agreement;

•	reviewed certain publicly available business and financial information relating to us that Wedbush Morgan deemed to be relevant;

•	reviewed certain internal information, primarily financial in nature, including financial projections and other financial and operating data furnished to Wedbush Morgan by us;

•	reviewed certain publicly available and other information concerning the reported prices and trading history of, and the trading market for, our common stock;

•	reviewed certain publicly available information with respect to other companies that Wedbush Morgan believed to be comparable in certain respects to us;

•	considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the electronic payment processing industry that Wedbush Morgan deemed to be comparable, in whole or in part, to the merger; and

•	made inquiries regarding and discussed the merger agreement and other matters related thereto with our counsel.
          In addition to the foregoing, Wedbush Morgan discussed with our management our views as to the financial and other information described in the bullet points above and conducted such other analyses and examinations and considered such other financial, economic and market criteria as Wedbush Morgan deemed appropriate to arrive at its opinion.
          In arriving at its opinion, Wedbush Morgan assumed and relied upon the accuracy and completeness of all financial and other information provided to or reviewed by it or publically available, and did not assume any responsibility for independent verification of any such information. With respect to financial projections and other information provided to or reviewed by it, Wedbush Morgan was advised by our management that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our expected future financial performance. Wedbush Morgan further relied on the assurances of our management that we are unaware of any facts that would make the information or projections provided to Wedbush Morgan incomplete or misleading. Wedbush Morgan did not make and was not provided with any independent evaluations or appraisals of any of our assets, properties, liabilities or securities, nor did Wedbush Morgan make any physical inspection of our properties or assets. Wedbush Morgan does not have any opinion on any financial forecast or the assumptions upon which they were based, by our management, nor does it have any opinion as to the price of our common stock in the future. Wedbush Morgan assumed that the final form of the merger agreement would be similar in all material respects to the draft reviewed by it.
          The opinion is based on economic, market and other conditions as in effect on, and the information made available to Wedbush Morgan as of, the date of the opinion. Wedbush Morgan has also relied on the accuracy and completeness of our representations and warranties in the merger agreement. Events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion. Wedbush Morgan has not undertaken to reaffirm or revise the opinion or otherwise comment upon any events occurring after the date of the opinion.

          Wedbush Morgan is an investment banking firm and a member of The New York Stock Exchange and other principal stock exchanges in the United States, and is regularly engaged as part of its business in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate, estate and other purposes. Wedbush Morgan was selected by our Board of Directors based on Wedbush Morgan’s experience, expertise, reputation and familiarity with us.
     In rendering its opinion, Wedbush Morgan expressed no opinion as to the amount or nature of any compensation to any officers, directors, or employees of the Company, or any class of such persons, relative to the consideration to be received by the public holders of the common stock of the Company in the merger or with respect to the fairness of any such compensation. Wedbush Morgan did not opine as to the merits of the merger compared to any alternative transactions that may be available to us should we desire to pursue such alternatives.
     Wedbush Morgan has acted as financial advisor to us with respect to the merger and will receive a customary fee from us upon the consummation of the merger. Wedbush Morgan also received a fee for rendering its opinion for the merger, which was not contingent upon the conclusions reached in its opinion. During the two years preceding the date of its opinion, Wedbush Morgan has acted as financial advisor to us. In connection with our previous merger agreement with Intuit, dated December 14, 2006 and which was subsequently terminated on March 26, 2007, Wedbush Morgan received a customary fee from us for acting as financial advisor and a separate fee for rendering its opinion. In the ordinary course of its business, Wedbush Morgan and its affiliates may actively trade our common stock and the common stock of Intuit for its own account and for the accounts of its customers and, accordingly, it may at any time hold a long or short position in our common stock or the common stock of Intuit.
Summary of Analyses
     The following is a summary of the financial analyses performed by Wedbush Morgan in connection with reaching its opinion:
•	Market Trading Analysis

•	Public Comparable Company Analysis

•	Public Comparable Company Analysis with Control Premium

•	Merger and Acquisition Transaction Analysis

•	Discounted Cash Flow Analysis
     While the following summaries describe some analyses and examinations that Wedbush Morgan deems material to the opinion, they are not a comprehensive description of all analyses and examinations actually conducted by Wedbush Morgan. The preparation of an opinion necessarily is not susceptible to partial analysis or summary description. Wedbush Morgan believes that such analyses and the following summaries must be considered as a whole and that selecting portions of such analyses and of the factors considered, without considering all such analyses and factors, would create an incomplete view of the process underlying the analyses.
     In performing its analyses, Wedbush Morgan made numerous assumptions with respect to industry performance and general business and economic conditions such as industry growth, inflation, interest rates and many other matters, many of which are beyond our control and the control of Wedbush Morgan. Any estimates contained in Wedbush Morgan’s analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.
     The financial analyses summarized below include information presented in tabular format. In order to understand Wedbush Morgan’s analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Wedbush Morgan’s analyses.

Market Trading Analysis
     Wedbush Morgan reviewed the average daily closing price and average daily trading volume of our common stock for each of the quarters of our fiscal years 2005 to 2008 (through December 17, 2007). The average daily closing price of our common stock increased 39.0% from $8.26 for the quarter ended December 31, 2004 to $11.48 for the first quarter in fiscal 2008 (through December 17, 2007). The average daily closing price for each quarter during this period ranged from a low of $8.26 to a high of $18.12, compared to the value of the merger consideration of $17.00 per share. The high and low closing prices over this period were $18.73 and $7.10, respectively. The average daily trading volume of our common stock for the three-year period from October 1, 2004 to December 17, 2007 was 27,620 shares, which indicated a low number of actively traded shares. Wedbush Morgan noted the previous proposed transaction with Intuit at $18.75 (the “2006 Intuit Transaction”) was announced on December 14, 2006, and the termination of the 2006 Intuit Transaction was announced on March 27, 2007. The high closing price for our fiscal years 2005 to 2008 (through December 17, 2007), excluding the period from December 14, 2006 to March 27, 2007, was $18.14. On December 14, 2006, the day of the announcement of the 2006 Intuit Transaction, the Company’s stock closed at $15.00. On March 27, 2007, the day the 2006 Intuit Transaction was terminated, the Company’s stock closed at $12.23.
Public Comparable Company Analysis
     Using publicly available information, Wedbush Morgan compared selected financial data of us with similar data of selected publicly-traded electronic payment processors considered by Wedbush Morgan to be comparable to us. In this regard, Wedbush Morgan noted that although such companies were considered similar, none of the companies has the same management, makeup, size or combination of business we have. Wedbush Morgan reviewed and analyzed the following publicly-traded companies, which Wedbush Morgan deemed to be comparable to us: Global Payments Inc., Heartland Payment Systems, Inc., Total Systems Services, Inc., and Transaction Network Services, Inc. (collectively, the “Comparable Companies”).
     Wedbush Morgan analyzed the following financial data for us and each of the Comparable Companies:
•	the “enterprise value” (defined as the market value of the common equity, plus total debt and preferred stock, less cash) as a multiple of: (i) gross and net revenues for the latest twelve months (four most recent fiscal quarters) for which revenue figures had been reported (“LTM”); (ii) LTM earnings before interest, taxes and depreciation and amortization (“EBITDA”); and (iii) calendar year 2008 and 2009 estimated EBITDA (which EBITDA estimates reflected a mean consensus of research analysts’ EBITDA estimates as reported by the Institutional Brokers Estimate Service (“IBES”)); and

•	the closing price of the common stock of the Comparable Companies on December 17, 2007 as a multiple of: (i) earnings per share (“EPS”) for the latest twelve months for which EPS had been publicly reported; and (ii) calendar year 2008 and 2009 estimated EPS (which EPS estimates reflected a mean consensus of research analysts’ EPS estimates as reported by IBES).
     This analysis indicated that our public valuation multiples, based on the merger consideration price of $17.00 per share, are above all the mean and median trading multiples of the Comparable Companies, except for the enterprise value/LTM revenue multiple on a gross revenue basis, for which our multiple is lower than the median of the Comparable Companies’ multiple. Since companies in the electronic payment processing sector report revenues on either a “gross” revenue or a “net” revenue (gross revenue less interchange fees) basis, Wedbush Morgan compared our enterprise value to LTM gross and net revenue separately.
     Wedbush Morgan performed this valuation analysis by applying certain market trading statistics of the Comparable Companies to our historical and estimated financial results. As of December 17, 2007, the Comparable Companies were trading at the following median valuation multiples:

		Implied Company Valuation
		Equity		Price Per
Valuation Metric	Multiple	Value		Share
EV to LTM Gross Revenue	1.9x		$160.0		$20.55
EV to LTM Net Revenue	3.1x		$130.0		$16.71
EV to LTM EBITDA	9.5x		$75.0		$9.64
EV to CY 2008 estimated EBITDA	9.7x		$74.1		$9.52
EV to CY 2009 estimated EBITDA	9.7x		$90.6		$11.64
Price to LTM EPS	24.8x	$	NM	$	NM
Price to CY 2008 estimated EPS	22.1x	$	NM	$	NM
Price to CY 2009 estimated EPS	18.9x		$17.6		$2.26

	Average		$91.2		$11.72

     As a result of this comparable company analysis, Wedbush Morgan derived an average implied market value of approximately $91.2 million, or $11.72 per share, for our common stock, compared to the merger consideration of $17.00 per share, as of December 17, 2007. The range of values for the various valuation multiples was $2.26 to $20.55 per share.
Public Comparable Company Analysis with Control Premium
     Wedbush Morgan reviewed selected merger and acquisition transactions to analyze the premiums paid compared to the sellers’ stock price for the periods from one day prior, five days prior and 30 days prior to the announcement of the acquisition. As a result of its analysis, Wedbush Morgan estimated a 22% acquisition premium to be appropriate. For purposes of this analysis, Wedbush Morgan used the same Comparable Companies as in its “Public Company Comparable Analysis” above. Wedbush Morgan compared the merger consideration of $17.00 per share to the Comparable Companies’ common stock public valuation multiples, which included a 22% acquisition premium applied to the Comparable Companies’ market value.
     The analysis indicated that our common stock public valuation multiples, based on the merger consideration price of $17.00 per share, are above all the mean and median trading multiples of the Comparable Companies, including a 22% acquisition premium applied to the Comparable Companies’ market value, except for the enterprise value/LTM revenue multiples, on both a gross and net basis.
Merger and Acquisition Transaction Analysis
     Wedbush Morgan reviewed certain publicly available information relating to 29 selected merger and acquisition transactions (the “Comparable Transactions”) from December 17, 2004 to December 17, 2007 involving electronic payment processing companies. The Comparable Transactions considered were as follows:

Company	Buyer
CheckFree	Fiserv
eFunds	Fidelity National Information Services
Authorize.Net Holdings	CyberSource
Ceridian	Fidelity National Financial
Alliance Data Systems	The Blackstone Group
TransFirst, Inc.	Welsh, Carson, Anderson & Stowe
Bisys Group Inc.	Citigroup
First Data	Kohlberg Kravis Roberts & Co.
Corillian	CheckFree
Carreker	CheckFree
Retail Decisions	Palamon Capital
Moneyline	Ingenico
Princeton eCom	Online Resources
iPayment	iPayment Management (MBO)
First Horizon Merchant Services	Nova Information Systems
Goldleaf Technologies	Private Business
Verus Financial Management	Sage Group
Phonecharge	CheckFree
VeriSign Payment Gateway	Paypal
Certegy	Fidelity National Information Services
BISYS Information Services	Open Solutions
i-flex Solutions	Oracle
BillMatrix	Fiserv
Certegy Merchant Acquiring	Nova Information Systems
Intelidata Technologies	Corillian
Tranvia	Comdata
Intrieve	Harland Financial Solutions
ClearCommerce	eFunds
First Data Merchant Portfolio	iPayment

     Information reviewed in the Comparable Transactions consisted of, if available, “enterprise value” (defined as the market value of the common equity, plus total debt and preferred stock, less cash), divided by, if available, LTM net revenue and LTM EBITDA, as of the time of the announcement of the acquisition. Wedbush Morgan noted that the median “enterprise value” multiples for these transactions were 3.3x LTM net revenue and 14.0x LTM EBITDA. Based on an average of the median multiples paid in the Comparable Transactions, Wedbush Morgan derived an implied $118.5 million equity value, or $15.23 per share, for our common stock, compared to the merger consideration of $17.00 per share.
     Wedbush Morgan noted that this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of us and the companies included in the Comparable Transactions and other factors that could affect the acquisition value of the companies to which we are being compared. A mathematical analysis such as determining the median or average is not in itself a meaningful method of using comparable transaction data.
     Wedbush Morgan reviewed all technology-related company merger and acquisition transactions from December 17, 2004 to December 17, 2007 (the “Technology Transactions”) as well as transactions involving acquisitions of public companies (“Public to Public Transactions”) for the same period, where pricing information was available, to analyze premiums paid compared to the seller’s stock price at various times prior to the announcement of the acquisition. Based on this review, Wedbush Morgan noted that for the periods from one day prior, five days prior and 30 days prior, to the announcement of the transaction, the Comparable Transactions had premiums ranging from 15% to 20%, the Technology Transactions had premiums ranging from 17% to 25%, and the Public to Public Transactions of $100 million to $500 million in size had premiums ranging from 25% to 35%. This was in comparison to a premium ranging from 34% to 101% for our common stock, and a premium ranging from 36% to 97% for our common stock on a volume weighted average price basis, in both cases assuming an announcement date of December 18, 2007, and based on the merger consideration of $17.00 per share for the periods from one day prior, five days prior and 30 days prior, to the announcement of the transaction.
Discounted Cash Flow Analysis
     Wedbush Morgan reviewed the discounted cash flow methodology, which assumes that the present value of our common stock is equal to the sum of the present value of the projected available cash flow streams to the equity holders and the terminal value of the equity. Wedbush Morgan noted that it assumed we remained independent during the term of the analysis.
     Using financial projections furnished by our management for the three years ending September 30, 2008 through 2010, Wedbush Morgan calculated the projected cash flow available for distributions, and projected future values of our common stock by applying assumed EBITDA multiples of 8.0x, 9.0x and 10.0x to our projected EBITDA for the year ending September 30, 2010. The projected future values were then discounted using a range of discount rates of 12.0% to 15.0% (our weighted average cost of capital was calculated at 12.7%), which yielded an implied range of discounted equity present values of $104.6 million to $133.7 million representing $13.44 to $17.18 per share.

     In determining the discount rates used in the discounted present value analysis, Wedbush Morgan noted, among other things, factors such as inflation, prevailing market interest rates, the inherent business risk and rates of return required by investors. In determining the appropriate EBITDA multiple used in calculating our projected future equity value, Wedbush Morgan noted, among other things, the multiples at which public companies which Wedbush Morgan deemed comparable to us historically traded, and the multiples observed in historical mergers and acquisition transactions which Wedbush Morgan deemed relevant.
Conclusion
     Based upon its analyses, and subject to the assumptions made, matters considered, and qualifications and limitations of the review undertaken in connection with the opinion, Wedbush Morgan is of the opinion that, as of the date of the opinion, the merger consideration to be received by the public holders of our common stock as provided in the merger agreement is fair to such holders from a financial point of view.
Interests of Our Directors and Executive Officers in the Merger
          In considering the recommendation of our Board of Directors with respect to the merger agreement, you should be aware that our directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of our stockholders generally. Our Board of Directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our stockholders vote in favor of the approval of the merger agreement.
Change of Control Payments Under Existing Agreements
          Equity Awards
          All unvested and restricted stock held by our employees, including our executive officers, will vest immediately prior to the merger and will receive merger consideration in the same manner as otherwise vested options and stock. Our executive officers hold, in the aggregate, unvested options to purchase 108,400 shares of our common stock, with exercise prices ranging from $3.96 to $8.02. Accordingly, upon the consummation of the merger, our executive officers will receive an aggregate of $1,083,680 resulting from the accelerated vesting of such options. Our executive officers hold, in the aggregate, 75,000 restricted shares of our common stock. Accordingly, upon the consummation of the merger, our executive officers will receive an aggregate of $1,275,000 resulting from the accelerated vesting of such restricted stock.
          Certain of our executive officers have previously received long-term incentive equity awards, entitling them to future grants of an aggregate of 149,000 restricted shares of our common stock. Such awards provide that the rights to receive restricted stock will accelerate immediately prior to the merger, which such shares of restricted stock will then, as described above, immediately vest. Accordingly, pursuant to the acceleration of these long-term incentive equity awards, our executive officers will receive a total of $2,533,000 upon the consummation of the merger.
          Separation Arrangements
          On December 11, 2007, we entered into amended and restated separation agreements with each of our principal executive officers (Chief Executive Officer and Chief Financial Officer) and each of our senior vice presidents, chief technology officer and general counsel whereby, in the event of a change in control of ECHO (as defined in each agreement) each such executive officer would be entitled, to the extent they remain employed by us at the time of such change in control, to the following: (i) an acceleration of vesting in full, immediately prior to the merger, with respect to all stock option and restricted stock grants then outstanding and not yet vested, which such equity awards, once vested, will receive merger consideration in the same manner as otherwise vested options and stock and (ii) a portion of such executive’s anticipated cash bonus for the fiscal year in which the change in control occurred.

          In addition, the separation agreements provide that, in the event that the executive is terminated without cause (as defined in each agreement), or ceases to provide services to us (or our successor) as a result of an involuntary termination (as defined in each agreement) within the two year period following the change in control, then the executive would be entitled to a one-time lump sum cash payment equal to a percentage of the executive’s anticipated total compensation for the fiscal year in which the change in control occurred, plus continued medical benefits for a period of time following such termination. The amount of lump sum payout ranges from one to two times the executive’s total compensation for the fiscal year prior to the date of termination, and duration of continued medical benefits ranges between one and two years depending on position held by the principal executive, senior vice president, chief technology officer or general counsel. The consummation of the merger would be deemed a change in control under these agreements.
          In the event that any benefits paid under the separation agreement constitute parachute payments and trigger related excise taxes under the tax code, then any payments which constitute parachute payments shall be cut back so that such excise taxes are not triggered, or reduced to such extent that would leave the individual with a greater after-tax benefit than would a full cutback of such benefits.
          With respect to Mr. Charles Harris, our Chief Executive Officer, in the event of his termination without cause or involuntary termination within the two year period following the change in control, he would be entitled to a one-time lump sum payment equal to two times his total compensation for the fiscal year prior to the date of termination, plus continued medical benefits for a period of two years following such termination. Mr. Harris is expected to take an employment position with Intuit following the merger (as described below), which employment arrangement will provide that these separation benefits would only be payable only in the event of an applicable termination with respect to service with Intuit, rather than with us.
          With respect to Ms. Cheung, our Chief Financial Officer and Treasurer, in the event of her termination without cause or involuntary termination within the two year period following the change in control, she would be entitled to a one-time lump sum payment equal to one and one-half times her total compensation for the fiscal year prior to the date of termination, plus continued medical benefits for a period of one and one-half years following such termination. Ms. Cheung’s service with us will terminate upon consummation of the merger and pursuant to the separation agreement, her lump sum payment will be reduced so as to not trigger excise taxes; thus she will receive a cash separation payment of $301,224 pursuant to these provisions.
          With respect to our senior vice presidents, Karl Asplund, Steve Hoofring, Sharat Shankar, Patricia Williams, Jack Wilson, and Kris Winkler, our chief technology officer, Rick Slater, and our general counsel Neshawn Alikian, in the event of their termination without cause or involuntary termination within the two year period following the change in control, they would each be entitled to a one-time lump sum payment equal to one and one-half times the respective executive’s total compensation for the fiscal year prior to the date of termination, plus continued medical benefits for a period of one and one-half years following such termination. Each of these executives is expected to take an employment position with Intuit following the merger (as described below), which employment arrangement will provide that these separation benefits would only be payable only in the event of an applicable termination with respect to service with Intuit, rather than with us.
          The provision regarding the acceleration of vesting for previously issued stock option grants is consistent with the standard terms and conditions of our 2003 Incentive Stock Option Plan, as amended, which already provides for such accelerated vesting.

          Pursuant to the terms of the separation agreements as described above, the consummation of the merger will result in immediate payments to our executive officers as follows:

Cash Payment Triggered on
Executive Name	Consummation of Merger
Charles Harris	$113,750
Alice Cheung	$301,224
Karl Asplund	$42,588
Steve Hoofring	$27,758
Sharat Shankar	$37,721
Rick Slater	$27,986
Patricia Williams	$30,420
Jack Wilson	$30,420
Kris Winckler	$27,784
Neshawn Alikian	$27,300
          Additionally, pursuant to the offer letter entered into with Mr. Harris and the offer letters expected to be entered into with respect to those other executive officers to be retained by Intuit following the consummation of the merger as described below, the termination of an executive officer without cause by Intuit or an involuntary termination by such executive officer within two years following the consummation of the merger will result in payments to our executive officers pursuant to the separation agreements as described below.
For purposes of the separation agreements,
(a)	termination for “cause” means termination by reason of:

•	any act or omission knowingly undertaken or omitted by the executive with the intent of causing damage to ECHO or its affiliates, its properties, assets or business, or its stockholders, officers, directors or employees,

•	any act of the executive involving a material personal profit to the executive, including, without limitation, any fraud, misappropriation or embezzlement, involving properties, assets or funds of ECHO or any of its subsidiaries,

•	the executive’s consistent failure to perform his normal duties or any obligation under any provision of the relevant separation agreement, in either case, as directed by our Board of Directors,

•	the conviction of, or pleading nolo contendere to, (A) any crime or offense involving monies or other property of ECHO; (B) any felony offense; or (C) any crime of moral turpitude, or

•	the chronic or habitual use or consumption of drugs or alcoholic beverages; and
(b)	“involuntary termination” means the executive’s cessation of the provision of services to ECHO following

•	a material reduction in the executive’s function, authority, duties, or responsibilities, without the executive’s express written consent;

•	a material reduction in salary; or

•	our uncured material breach of the executive’s separation agreement.

Employment Arrangements Following the Merger
          Charles Harris is expected to take an employment position with Intuit following the merger and has entered into an offer letter with Intuit concurrently with our entering in to the merger agreement setting forth the terms of his employment arrangements. Pursuant to the signed offer letter Mr. Harris entered into with Intuit, Mr. Harris will be entitled to an increased salary, potential option and restricted stock grants, as well as participation in Intuit’s cash incentive compensation program, as set forth in the following table:

			Potential Equity		Target Cash
	Salary		Grants in Intuit		Incentive
Executive Name	Pre-Closing	Post-Closing	Options	RSU’s	Compensation
Charles Harris	$325,000	$335,000	24,000	9,000	$134,000 [1]

[1] Within thirty (30) days following Mr. Harris’s start date, he will receive a one-time cash payment of $75,000.
          Karl Asplund, Steve Hoofring, Sharat Shankar, Patricia Williams, Jack Wilson, Kris Winkler, Rick Slater and Neshawn Alikian are also expected to take employment positions with Intuit following the merger and are expected to receive and enter into offer letters with Intuit prior to the closing of the merger setting forth the terms of their respective employment arrangements. Pursuant to the offer letters expected to be entered into with Intuit, these executives may receive increased salaries, potential option and restricted stock grants, as well as participation in Intuit’s cash incentive compensation program, as may be set forth in each executive’s offer letter.
          In addition, the offer letter entered into with Mr. Harris provides, and the offer letters expected to be entered into with respect to those other executive officers to be retained by Intuit following the consummation of the merger are expected to provide, for amendments to the separation agreements, described above, such that the executives will receive benefits upon certain of events of termination with respect to their service with Intuit, rather than with us, within two years following the consummation of the merger. Pursuant to his offer letter with Intuit, in the event of termination of any of Mr. Harris by Intuit without cause or an involuntary termination by Mr. Harris within two years following consummation of the merger, Mr. Harris will be entitled to $780,000.
          Intuit also intends to enter into offer letters with additional employees of ECHO in the future.
          Ms. Cheung is expected to take on a consulting role with Intuit for a period of time following consummation of the merger.
Insurance
          The merger agreement provides that our directors and officers will continue to have the benefit of liability insurance for six years after completion of the merger.
Delisting and Deregistration of Our Common Stock
          If the merger is completed, we will become a wholly-owned subsidiary of Intuit, our common stock will be delisted from the NASDAQ Capital Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the Securities and Exchange Commission.
Material U.S. Federal Income Tax Consequences
          The following is a summary of certain material U.S. federal income tax consequences of the merger relevant to United States Holders (as defined below) of our common stock whose shares are converted into the right to receive cash under the merger. This summary is based on the Internal Revenue Code of 1986, as amended (or, the Code), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of our common stock are held as capital assets within the meaning of Section 1221 of the Code. This summary is for general information only and does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers or traders in securities;

•	retirement plans;

•	expatriates;

•	tax-exempt organizations;

•	Non-United States Holders (as defined below);

•	persons that are, or are holding our common stock through, S-corporations, partnerships or other pass through entities;

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of our common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	persons that have a functional currency other than the U.S. dollar; or

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.
In addition, this discussion does not address any state, local or foreign tax consequences of the merger.
          We urge each holder of our common stock to consult his or her tax advisor regarding the U.S. federal income or other tax consequences of the merger to such holder.
          For purposes of this discussion, a “United States Holder” means a holder that is:
•	an individual citizen or resident of the United States;

•	a corporation (or another entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if (a) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control and (b) certain other trusts considered United States Holders for federal income tax purposes or (ii) if it has a valid election in effect under the applicable Treasury Regulations to be treated as a U.S. person.
          A “Non-United States Holder” is a holder other than a United States Holder.

Consequences of the Merger
          The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the merger. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gains of noncorporate taxpayers are generally subject to tax at a reduced rate. Capital gains of corporate stockholders are generally taxable at the regular tax rates applicable to corporations. The deductibility of capital losses is subject to limitations.
Backup Withholding
          Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of our common stock prior to completion of the merger, or (2) is otherwise exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service in a timely manner.
THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Matters
          Under the HSR Act, we cannot complete the merger until we and Intuit have notified the Antitrust Division and the FTC, of the merger, furnished them with certain information and materials and allowed the applicable waiting period to terminate or expire. We and Intuit filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on January 14, 2008 and January 11, 2008, respectively.
          Although we do not believe the transaction requires additional foreign regulatory approvals, we and Intuit have agreed to obtain additional regulatory approvals from, or make additional regulatory notifications to, various state and foreign competition authorities, if required.
          The FTC, the Antitrust Division or other similar regulatory authority could take action under antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger or seeking the divestiture by Intuit of all or part of our shares or assets, or of other business conducted by Intuit, or their affiliates, or seeking to subject us, Intuit or our respective affiliates to operating conditions. We cannot assure you that an antitrust challenge to the merger will not be made and, if such a challenge is made, we cannot predict the result.
          Despite our general obligation to use commercially reasonable efforts to obtain necessary consents and approvals, Intuit is not required to offer or commit to divest any business or assets or to agree to any limitation on the conduct of its or any of its subsidiaries’ businesses in connection with obtaining necessary approvals to consummate the merger.
Dissenters’ Rights
          Under applicable Nevada law, ECHO stockholders will not be entitled to any dissenters’ rights with respect to the merger.

THE MERGER AGREEMENT
          This section describes material provisions of the merger agreement. Because the description of the merger agreement contained in this document is a summary, it does not contain all of the information that may be important to you. You should carefully read the entire copy of the merger agreement attached as Annex A to this document, which is incorporated into this document by reference, before you decide how to vote.
          The following summary description of the material provisions of the merger agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement. A copy of the merger agreement is attached as Annex A to this document. However, you are cautioned that the following summary and the copy of the merger agreement included with this document are not intended to provide you with information concerning the condition (financial or otherwise) of any of the parties to the merger agreement. Specifically, although the merger agreement contains various representations and warranties of the parties, the assertions embodied in those representations and warranties were made for purposes of the merger agreement and closing conditions thereunder and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement (including exceptions to the representations and warranties that were set forth in schedules that are not included with this document). In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to ECHO stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Accordingly, you should not look to or rely on the representations and warranties in the merger agreement for information about the parties to the merger agreement. Investors should read the merger agreement together with the other information concerning Intuit and ECHO that each company publicly files in reports and statements with the Securities and Exchange Commission.
Structure of the Merger
          The merger agreement provides for the merger of Merger Sub, a wholly owned Nevada subsidiary of Intuit, with and into ECHO. After the merger, ECHO will continue as the surviving corporation and will become a wholly owned subsidiary of Intuit.
Completion and Effectiveness of the Merger
          Subject to the satisfaction or waiver of the other conditions to the merger, the merger will be completed as promptly as practicable. The merger will become effective at a closing, which will take place at a time mutually designated by Intuit and ECHO, but not later than the second business day after the last of the conditions to completion of the merger is satisfied or waived.
Merger Consideration
          At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (including any shares of common stock issued prior to the effective time upon exercise of options), other than shares held by us, Intuit or Merger Sub or any of our or their wholly-owned subsidiaries, will be automatically converted into the right to receive $17.00 in cash, without interest and less any applicable withholding taxes.

Treatment of Stock Options and Stock Based Awards
          The merger agreement provides that prior to the effective time of the merger, we will cause any unvested options to vest immediately prior to the effective time of the merger. All outstanding options to purchase shares of our common stock will then be cancelled at the effective time of the merger and the holder will receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $17.00 over the applicable option exercise price and (ii) the number of shares of common stock subject to the option.
          Additionally, the merger agreement provides that prior to the effective time of the merger, we will cause any unvested restricted stock to be fully vested immediately prior to the effective time of the merger. Holders of then-vested restricted stock will receive the same consideration as all other holders of our common stock, $17.00 per share in cash, without interest and less any applicable withholding taxes.
Exchange Procedures
          You should not send stock certificates with your proxy card and should not surrender stock certificates prior to the completion of the merger and the receipt of a letter of transmittal. The payment agent for the merger will mail out letters of transmittal as soon as reasonably practicable after the effective time of the merger, which will include instructions for surrender of your ECHO stock certificates.
Conditions to the Completion of the Merger
          Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:
          Intuit and we are obligated to effect the merger only if the following conditions are satisfied or waived:
•	the holders of the number of the outstanding shares of our common stock required under applicable law must have voted in favor of approving the merger agreement;

•	no governmental entity has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•	no order suspending the use of this proxy statement or any part thereof may be in effect and no proceeding for that purpose may have been initiated or threatened in writing by the SEC and be continuing; and

•	the applicable waiting period under the HSR Act has expired or terminated, any applicable waiting periods under foreign antitrust laws have expired or terminated, and all foreign antitrust approvals required to be obtained prior to the effective time of the merger have been obtained.

Intuit will not be obligated to effect the merger unless the following conditions are satisfied or waived:
•	each of our representations and warranties contained in the merger agreement must have been true and correct as of the date of the merger agreement, and must be true and correct on and as of the closing date of the merger with the same force and effect as if made on and as of the closing date of the merger, except (i) in each case, or in the aggregate, as would not reasonably be expected to constitute a material adverse effect on us (provided, however, that this material adverse effect qualifier will be inapplicable with respect to our representations and warranties as to capitalization, which must be true and correct in all material respects), and (ii) for those representations and warranties which address matters only as of a particular date (which representations and warranties must have been true and correct (subject to the qualifications as set forth in the preceding clause (i)) as of that particular date) (it being understood that, for purposes of determining the accuracy of our representations and warranties, all “material adverse effect” qualifications and other qualifications based on the word “material” or similar phrases contained in those representations and warranties will be disregarded);

•	we must have performed or complied in all material respects with all agreements and covenants required to be performed by us under the merger agreement at or prior to the closing date of the merger;

•	no material adverse effect with respect to us and our subsidiaries shall have occurred since the date of the merger agreement;

•	we must have obtained certain consents, waivers and approvals required in connection with the transactions contemplated by the merger agreement;

•	there must be no pending or threatened suit, action or proceeding asserted by any governmental entity that challenges or seeks to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement, the effect of which restraint or prohibition if obtained would make the merger illegal or otherwise prohibit the consummation of the merger, or would require Intuit or us or any of their or our respective subsidiaries or affiliates to effect an action of divestiture;

•	certain identified key employees must have entered into offer letters with Intuit to be employed by Intuit after the closing of the merger;

•	our Chief Executive Officer and at least five (5) of the identified key employees must be employees of ECHO or one of our subsidiaries immediately prior to the closing date of the merger, and none of those identified key employees shall have notified (whether formally or informally) Intuit or us of his or her intention of leaving the employ of Intuit or one of its subsidiaries following the closing date, and at least 90% of our other employees must be employees of ECHO or one of our subsidiaries immediately prior to the closing date and no more than 90% of our other employees must have notified (whether formally or informally) Intuit or us of their intention of leaving the employ of Intuit or one of its subsidiaries following the closing date;

•	certain of our key employees must have entered into non-competition agreements with Intuit, and such non-competition agreements and the non-competition agreement entered into by Charles Harris with Intuit in connection with execution of the merger agreement must be in full force and effect, and the individuals that have entered into a non-competition agreement must not have attempted to terminate or otherwise repudiate their non-competition agreement or indicated an intention to terminate or otherwise repudiate their non-competition agreement;

•	unless Intuit has provided written notice to us that our 401(k) plan should not be terminated, we must provide Intuit with evidence reasonably satisfactory to Intuit that the our 401(k) plan has been terminated;

•	we must provide written documentation in a form reasonably acceptable to Intuit that all current consultants and independent contractors who contribute or have at any time contributed to the creation or development of our material intellectual property prior to the closing of the merger have executed valid written assignments to us (or one of our subsidiaries) of all right, title and interest they may have in or to our material intellectual property and that all current consultants and independent contractors are obligated to assign to us (or one of our subsidiaries) all of their right in or to any future intellectual property created by those consultants and independent contractors for us or on our behalf or on behalf of any of our subsidiaries after the closing;

•	there must not have been any restatement of any of our consolidated financial statements, and we must not have been notified by any governmental entity or any of our present or former auditors of any effect that could reasonably be expected to result in any restatement of any of our consolidated financial statements, our current auditors must not have resigned or threatened to resign, no auditor whose report is included in our annual report on Form 10-K for the fiscal year ended September 30, 2006 or our annual report on Form 10-K for the fiscal year ended September 30, 2007 shall have revoked, or notified us of its intention to revoke, its report or consent included in either such Form 10-K, there must not be any pending or threatened investigation or inquiry by any governmental entity questioning the accuracy of any of our financial statements or their conformity with the published rules and regulations of the SEC or with GAAP or our historical stock-based compensation practices, nor shall any governmental entity have requested any information in connection with any of the foregoing;

•	if the effective time of the merger is on or after February 11, 2007, we must have filed with the SEC our quarterly report on Form 10-Q for our fiscal quarter ended December 31, 2007, which Form 10-Q, as so filed with the SEC, must comply as to form with the rules and regulations of the SEC applicable to quarterly reports on Form 10-Q;

•	we must have obtained and delivered to Intuit an unqualified audit of our consolidated financial statements for our fiscal year ended September 30, 2007; and

•	Intuit must have received a written resignation from each of our directors and officers and the directors and officers of each of our subsidiaries (in their capacities as such) effective as of immediately prior to the effective time of the merger.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:
•	each representation and warranty of Intuit and Merger Sub contained in the merger agreement must have been true and correct as of the date of the merger agreement, and must be true and correct on and as of the date of the closing of the merger with the same force and effect as if made on the closing date of the merger, except (i) in each case, or in the aggregate, as would not reasonably be expected to constitute an Intuit material adverse effect, and (ii) for those representations and warranties which address matters only as of a particular date (which representations and warranties must have been true and correct (subject to the qualifications as set forth in the preceding clause (i)) as of that particular date) (it being understood that, for purposes of determining the accuracy of Intuit’s representations and warranties, all “Intuit material adverse effect” qualifications and other qualifications based on the word “material” or similar phrases contained in Intuit’s representations and warranties will be disregarded); and

•	Intuit and Merger Sub must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the closing date of the merger.
Material Adverse Effect
Material Adverse Effect on ECHO
          The merger agreement provides that a “material adverse effect” means, when used in connection with us, any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other such effects, that is or would be reasonably likely to be materially adverse to the business, properties, assets (including intangible assets), liabilities (including contingent liabilities), condition (financial or otherwise) or results of operations of us and our subsidiaries taken as a whole, or to have a material adverse effect on our ability to consummate any of the transactions contemplated by the merger agreement without any material delay.
          However, the effects arising from or relating to any of the following will not be deemed in and of itself, either alone or in combination, to constitute, and will not be taken into account in determining whether there has been or will be a material adverse effect on us:
•	conditions affecting the industries in which we participate (which effects, in each case, do not disproportionately affect us or our subsidiaries, as the case may be, relative to other financial transaction processing businesses);

•	conditions affecting the United States economy as a whole or foreign economies in any locations where we or any of our subsidiaries have material operations or sales (which effects, in each case, do not disproportionately affect us or our subsidiaries, as the case may be, relative to other financial transaction processing businesses);

•	any failure by us to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement in and of itself (but for the avoidance of doubt, this will not preclude Intuit or Merger Sub from taking the underlying cause of any such failure into account in determining whether there has been or will be a material adverse effect);

•	any change in GAAP after the date of the merger agreement;

•	in and of itself, the receipt by us of any letter or communication from any governmental entity concerning any pending or contemplated inquiries or investigations relating to us, our business, operations or management, provided that such inquiries or investigations (or, with respect to certain identified letters and communications, any material changes in the inquiries or investigations referred to in such identified letters or communications) do not reasonably have the potential to result in any criminal claim or charge against us, our business, operations or management;

•	any effect that, individually or when aggregated with other effects, results in a reduction in our gross revenue on an annualized basis or requires or results in payments by us in an aggregate amount of $15,000,000 or less (for the avoidance of doubt, (i) Intuit is not precluded from taking the underlying cause of any such reduction, payment or liability into account in determining whether there has been or will be a material adverse effect (except to the extent such underlying cause results from the matters described in the five prior or four subsequent bullet points), and (ii) in the event of a reduction in our gross revenues on an annualized basis and/or payments by us in an aggregate amount of $15,000,000 or more, Intuit will be entitled to take into account the entire aggregate amount of any such reductions or payment in determining whether there has been or will be a material adverse effect);

•	changes in applicable legal requirements (which effects do not disproportionately affect us or our subsidiaries, as the case may be, relative to other financial transaction processing businesses);

•	any effect that we can demonstrate is directly caused by or directly results from the announcement or pendency of the transactions contemplated by the merger agreement;

•	the effect of taking any action to which Intuit has given its consent in writing;

•	in and of itself, any change in the trading price or trading volume of our common stock; or

•	any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress.
Intuit Material Adverse Effect
          The merger agreement provides that an “Intuit material adverse effect” means a material adverse effect on the ability of Intuit or Merger Sub to perform their respective obligations under the merger agreement or consummate the transactions contemplated by the merger agreement without any material delay.

No Solicitation
          We have agreed we and our subsidiaries will not, and will not knowingly authorize or permit any of our respective officers, directors, affiliates or employees or any of our investment bankers, attorneys, accountants or other advisors or representatives to, and they will direct their respective representatives not to, directly or indirectly:
•	solicit, initiate, knowingly encourage, support, facilitate or induce the making, submission or announcement of, any acquisition proposal;

•	participate in any negotiations or discussions regarding, or furnish to any person any non-public information with respect to any acquisition proposal or any proposal or inquiry that could reasonably be expected to lead to, any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction.
          The merger agreement does provide that, in response to an unsolicited written acquisition proposal submitted by a person or group, we may:
•	furnish non-public information with respect to us and our subsidiaries to the person making the takeover proposal (and its representatives) to that person or group;

•	enter into a confidentiality agreement with that person or group; or

•	enter into negotiations or discussions with that person or group;
provided that,
•	neither the we nor our subsidiaries have materially violated any of the covenants prohibiting solicitation or alternative transactions in connection with that acquisition proposal;

•	our Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the action is required in order for our Board of Directors to comply with its fiduciary duties to our stockholders under applicable law;

•	at least two business days prior to furnishing any non-public information to, or entering into negotiations or discussions with, that person or group, we give Intuit written notice of the identity of that person or group and of our intention to furnish information to, or enter into negotiations or discussions with, that person or group, and we receive from that person or group an executed confidentiality agreement containing terms and conditions which are not less favorable to us than the confidentiality agreement we entered into with Intuit; and

•	as soon as practicable (and in any event no later than 24 hours) after furnishing any non-public information to that person or group, we furnish the same information to Intuit.

          We have also agreed to provide Intuit with at least 48 hours prior written notice (or any lesser prior notice as the longest notice provided to any member of our Board of Directors) of a meeting of our Board of Directors at which it is reasonably expected to consider any acquisition proposal and, together with that notice, a copy of any documentation (subject to certain confidential information exclusions) relating to the acquisition proposal.
          We have agreed to promptly advise Intuit, orally (within one business day) and in writing, of any request received by us for non-public information with respect to an acquisition proposal, the receipt by us of any acquisition proposal, the material terms of that request or acquisition proposal, the identity of the person making the takeover proposal and a copy of all written materials (other than third party confidential information) provided by or on behalf of that person or group in connection with that request or acquisition proposal. We have also agreed to keep Intuit reasonably informed in all material respects of the status and details of such request or acquisition proposal and will promptly provide Intuit a copy of all written materials (other than third party confidential information) subsequently provided by or on behalf of that person or group in connection with the request or acquisition proposal.
          Our Board of Directors may withdraw, amend, change or modify its recommendation in favor of approval of the merger agreement or approve or recommend an acquisition proposal, but our Board of Directors may terminate the merger agreement only if all of the following conditions are met:
•	an acquisition proposal is made to us and is not withdrawn and our Board of Directors determines that the acquisition proposal constitutes a superior offer;

•	neither we nor any of our subsidiaries nor any of our respective representatives will have materially violated any of the restrictions contained in the covenants in the merger agreement related to holding our stockholder meeting and prohibiting solicitation of alternative transactions;

•	we must have delivered to Intuit written notice at least three business days prior to effecting the change of recommendation, which must state expressly that we have received a superior offer and that we intend to effect a change of recommendation, include a copy of any definitive documentation relating to that superior offer and such other documentation reflecting the final terms and conditions of that superior offer as being considered by our Board of Directors, and disclose the identity of the person or group making that superior offer;

•	after delivering the change of recommendation notice described in the prior bullet point, we must provide Intuit with a reasonable opportunity to make adjustments in the terms and conditions of the merger agreement during that three business day period, and negotiate in good faith with Intuit with respect thereto during that three business day period; and

•	our Board of Directors must conclude in good faith, after consultation with its outside legal counsel, that in light of that superior offer, and after considering any adjustments or negotiations with Intuit, the change of recommendation is required in order for our Board of Directors to comply with its fiduciary duties to our stockholders under applicable law.

          The merger agreement provides that the term “acquisition proposal” means any offer or proposal (other than an offer or proposal by Intuit or Merger Sub) relating to any acquisition transaction.
          The merger agreement provides that the term “acquisition transaction” means any transaction or series of related transactions involving:
•	any acquisition or purchase from us by any third party of more than a twenty percent (20%) interest in the total outstanding voting securities of us or any of our subsidiaries or any tender offer or exchange offer that if consummated would result in any third party beneficially owning twenty percent (20%) or more of the total outstanding voting securities of us or any of our subsidiaries or any merger, consolidation, business combination or similar transaction involving us pursuant to which our stockholders immediately preceding the transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of the transaction;

•	any sale, lease, exchange, transfer, license, acquisition or disposition to any third party of more than twenty percent (20%) of the fair market value of our assets and the assets of our subsidiaries, taken as a whole (including capital stock of our subsidiaries); or

•	our liquidation or dissolution.
          The merger agreement provides that the term “superior offer” means any unsolicited, bona fide written acquisition proposal on terms that our Board of Directors determines in good faith in its reasonable judgment (after consultation with Wedbush Morgan or another financial advisor of nationally recognized reputation) to be more favorable to our stockholders from a financial point of view than the terms of the merger (taking into account any revisions or modifications made by Intuit and all other relevant factors).
          The merger agreement provides that the term “third party” means any person (including a “group” as defined in Section 13(d)-3 of the Exchange Act) other than Intuit or Merger Sub or any of their respective affiliates or subsidiaries.
Termination
          The merger agreement may be terminated under certain circumstances, including:
•	by mutual written consent duly authorized by the boards of directors of Intuit and us;

•	by either Intuit or us, if the merger has not been completed by May 9, 2008 (as may be extended by mutual agreement of Intuit and us) for any reason; provided, however, that the right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be completed by May 9, 2008 and that action or failure to act constitutes a breach of the merger agreement;

•	by either Intuit or us, if a governmental entity issues an order, decree or ruling or takes any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;

•	by either Intuit or us, if the required approval of our stockholders contemplated by the merger agreement has not been obtained by reason of the failure to obtain the required vote at the stockholders’ meeting or at any adjournment thereof; provided, however, that this right to terminate the merger agreement is not available to either Intuit or us where the failure to obtain our stockholder approval is caused by the action or failure to act of Intuit and/or us, as the case may be, and that action or failure to act constitutes a breach by that party of the merger agreement;

•	by us, at any time prior to the approval of the merger agreement by our stockholders, if our Board of Directors has effected a change of recommendation pursuant to and in compliance with the terms of the merger agreement, we have made full payment of the termination fee, and concurrently or within two calendar days of that termination, we enter into a definitive agreement with respect to the superior offer that was the subject of that change of recommendation;

•	by us, upon a breach of any representation, warranty, covenant or agreement on the part of Intuit set forth in the merger agreement, or if any representation or warranty of Intuit has become untrue, in either case such that the conditions set forth in the merger agreement relating to Intuit’s representations, warranties, covenants and agreements would not be satisfied as of the time of the breach or as of the time the representation or warranty has become untrue (subject to a 30 calendar day cure period in certain instances);

•	by Intuit, upon a breach of any representation, warranty, covenant or agreement on our part as set forth in the merger agreement, or if any of our representations or warranties has become untrue, in either case such that the conditions set forth in the merger agreement relating to our representations, warranties, covenants and agreements would not be satisfied as of the time of the breach or as of the time the representation or warranty becomes untrue (subject to a 30 calendar day cure period in certain instances);

•	by Intuit, if a material adverse effect with respect to us and our subsidiaries has occurred since the date of the merger agreement (subject to a 30 calendar day cure period in certain instances);

•	by Intuit, if there has been any restatement of any of our consolidated financial statements; we have been notified by any governmental entity or any present or former auditor of any effect that could reasonably be expected to result in any such restatement; our auditors have resigned or threatened to resign; any auditor whose report is included in our annual report on Form 10-K for the fiscal year ended September 30, 2006 or our annual report on Form 10-K for the fiscal year ended September 30, 2007 has revoked, or notified us of its intention to revoke, such auditor’s report or consent to include such report in either such Form 10-K; or there is any pending or threatened investigation or inquiry by any governmental entity questioning the accuracy of any of our financial statements or their conformity with the published rules and regulations of the SEC or with GAAP or our historical stock-based compensation practices or any governmental entity has requested any information in connection with any of the foregoing (subject to a 30 calendar day cure period in certain instances); or

•	by Intuit, if a triggering event has occurred.

          The merger agreement provides that the term “triggering event” means if any of the following has occurred:
•	our Board of Directors or any committee of our Board of Directors makes a change of recommendation for any reason;

•	we fail to include in this proxy statement the recommendation of our Board of Directors that stockholders vote in favor of and approve the merger agreement;

•	our Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the approval of the merger agreement within ten (10) calendar days after Intuit requests in writing that the recommendation be reaffirmed; provided that Intuit may only request a reaffirmation following the public announcement by a third party of an acquisition proposal or an intent to make an acquisition proposal;

•	our Board of Directors or any committee of our Board of Directors approves, endorses or recommends any acquisition proposal;

•	we enter into any letter of intent or similar document or any contract accepting any acquisition proposal;

•	a tender or exchange offer relating to our securities is commenced by a person unaffiliated with Intuit and we do not send to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after that tender or exchange offer is first published sent or given, a statement disclosing that our Board of Directors recommends rejection of that tender or exchange offer; or

•	we intentionally materially breach our covenants of the merger agreement relating to our stockholders’ meeting or prohibiting solicitation of alternative transactions.
Stockholders’ Meeting
          We have agreed in the merger agreement to hold our stockholders’ meeting to approve the merger agreement as promptly as practicable and, subject to our right to adjourn the stockholders’ meeting in accordance with the merger agreement, in any event within thirty (30) calendar days following the mailing of the definitive proxy statement. The merger agreement provides that we must use our commercially reasonable efforts to solicit from our stockholders proxies in favor of the approval of the merger agreement and take all other action necessary or advisable to secure the vote or consent of our stockholders required by the rules of the NASDAQ or Nevada law.
Conduct of Business Pending the Merger
          Under the merger agreement, we have agreed that prior to the effective time of the merger, subject to certain exceptions, unless we obtain Intuit’s written consent (and Intuit’s decision with respect to that consent may not be unreasonably withheld) we will and will cause each of our subsidiaries to:
•	carry on our business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable legal requirements;

•	pay our liabilities and taxes when due (subject to good faith disputes over those liabilities or taxes);

•	pay or perform our other obligations when due; and

•	maintain insurance in amounts and against risks and losses consistent with insurance maintained by us and our subsidiaries as of the date of the merger agreement.
          Further, under the merger agreement, we have agreed to use our commercially reasonable efforts consistent with past practices and policies to:
•	preserve intact our present business organization;

•	keep available the services of our present officers and employees; and

•	preserve our relationships with customers, suppliers, distributors, consultants, licensors, licensees and others with which we have significant business dealings.
          We have also agreed to promptly notify Intuit of any material event involving our business or operations occurring outside the ordinary course of business.
          In addition, without the prior written consent of Intuit, except as specifically permitted or required by the merger agreement or as disclosed to Intuit, during the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement pursuant to its terms or the effective time of the merger, we may not, and may not permit our subsidiaries to, do any of the following:
•	cause, permit or submit to a vote of our stockholders any amendments to our charter documents (or similar governing instruments of any of our subsidiaries);

•	issue, deliver, sell, authorize or designate (including by certificate of designation) or pledge or otherwise encumber, or propose any of the foregoing with respect to any of the shares of the capital stock of us or our subsidiaries or any securities convertible into shares of capital stock of us or our subsidiaries, or subscriptions, rights, warrants or options to acquire any shares of capital stock of us or our subsidiaries or any securities convertible into shares of capital stock of us or our subsidiaries, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of our common stock pursuant to the exercise of our stock options outstanding as of the date of the merger agreement which are either vested on the date of the merger agreement or vest after the date of the merger agreement in accordance with their terms, in each case as disclosed to Intuit;

•	declare, set aside or pay any dividends on or make any other distributions (whether in cash, securities or property) in respect of any capital stock of us or our subsidiaries or split, combine or reclassify any capital stock of us or our subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of us or our subsidiaries;

•	purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of us or our subsidiaries or any other securities of us or our subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except repurchases of unvested shares at or below cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date of the merger agreement, provided that no such repurchase may be permitted in the event the per share repurchase price is greater than the merger consideration;

•	waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any equity award, reprice any of our stock options, or authorize cash payments in exchange for any equity award;

•	grant or pay any severance or termination pay or any bonus or other special remuneration (whether in cash, securities or property) or any increase thereof to any director, officer, consultant or employee except pursuant to written agreements outstanding on the date of the merger agreement and disclosed to Intuit;

•	adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date of the merger agreement;

•	grant any equity-based compensation, whether payable in cash, securities or property;

•	enter into any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving us of the nature contemplated by the merger agreement;

•	grant any loans or advances to employees, officers, directors or other third parties, make any investments in or capital contributions to any person, incur any indebtedness for borrowed money or guarantee any indebtedness for borrowed money of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of us, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;

•	increase the compensation or benefits payable or to become payable to officers, directors, consultants, or employees (other than as disclosed to Intuit);

•	enter into any new or amend any existing employee plan, employment agreement, indemnification, collective bargaining, or similar agreement, except in the ordinary course of business (provided doing so does not materially increase the cost associated with that plan or agreement) and except as required by applicable legal requirements;

•	hire any employee at or above the level of manager or for a total annual compensation (including bonus opportunity) of equal to or more than $50,000;

•	hire any employee below the level of manager and for a total annual compensation (including bonus opportunity) of less than $50,000, other than in the ordinary course of business;

•	terminate any employee (except termination for cause);

•	enter into, amend in any material respect or terminate (other than any termination as the result of the expiration of the term of any agreement), or waive or assign any material right under, any of the contracts disclosed to Intuit in connection with the merger agreement (or any contract that would have been required to be disclosed to Intuit if it existed as of the date of the merger agreement), or any contract with one or more of our affiliates;

•	make or commit to make any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or any ownership interest in any of the foregoing, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or similar alliances;

•	waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any contract to which we or any of our subsidiaries are a party or of which we or any of our subsidiaries are a beneficiary;

•	sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, dispositions of obsolete and unsaleable inventory or equipment, and transactions described in the following bullet point;

•	other than in the ordinary course of business consistent with past practice, sell, lease, license, transfer or otherwise dispose of, or otherwise extend, amend or modify in any material respect, any rights to our products or other intellectual property, or otherwise extend, amend or modify or forfeit or allow to lapse any right thereto;

•	issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to us or any of our subsidiaries in excess of $50,000 individually or $250,000 in the aggregate;

•	enter into any new line of business;

•	except as required by GAAP, revalue any of our assets or make any change in accounting methods, principles or practices;

•	make any material tax election, settle or compromise any material tax liability or refund, file any amendment to a material return, enter into any closing agreement or consent to any extension or waiver of any limitation period with respect to material taxes;

•	take any action, or fail to take any action, with the intention of causing any representation or warranty made by us contained in the merger agreement to become untrue or inaccurate in any material respect;

•	commence or settle any pending or threatened litigation, proceeding or investigation (whether or not commenced prior to the date of the merger agreement), other than any litigation to enforce any of our rights under the merger agreement, a settlement fully reimbursable from insurance (subject to any applicable deductible) or calling solely for a cash payment in an aggregate amount less than $100,000 and in any case including a full release of us and our subsidiaries, as applicable, or collection actions brought by us in the ordinary course of business to collect amounts not in excess of $100,000; or

•	agree in writing or otherwise to take any of the actions described in the previous bullet points.

Commercially Reasonable Efforts
          Upon the terms and subject to the conditions set forth in the merger agreement, each of we, Intuit and Merger Sub has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the merger agreement, including using reasonable efforts to accomplish the following:
•	the taking of all reasonable acts necessary to cause the conditions precedent to the merger to be satisfied;

•	the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity;

•	the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in the merger agreement;

•	the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

•	the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

However, neither Intuit nor any of its subsidiaries or affiliates is bound under the merger agreement to:
•	agree to any divestiture by Intuit or us or any of Intuit’s or our affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control such assets, properties and stock (any such action is referred as an action of divestiture in this proxy statement); or

•	utilize commercially reasonable efforts, or otherwise, in responding to formal requests for additional information or documentary material pursuant to the HSR Act, or any other antitrust law, for a period of time exceeding 60 days from the receipt of any initial request.

Amendment; Extension and Waiver
          The merger agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of Intuit and us.
          At any time prior to the effective time of the merger, any party may, to the extent legally allowed:
•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties made to that party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions for the benefit of that party contained in the merger agreement, provided that the mutual closing conditions to the merger may not be waived without the express written consent of Intuit.
          Any extension or waivers must be in writing. Delay in exercising any right under the merger agreement does not constitute a waiver of that right.
Expenses
          The merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties will be borne by the party incurring those fees and expenses, provided that Intuit and we will share equally any filing fee for any notification and report form filed with the FTC and the Antitrust Division pursuant to the HSR Act, and any appropriate pre-merger notifications under the antitrust laws of any foreign jurisdiction, as reasonably agreed by the parties to be appropriate, in each case pursuant to the terms of the merger agreement.
Termination Fee
          The merger agreement requires that we pay Intuit a termination fee of $3,925,000 if:
•	the merger agreement is terminated by Intuit because a triggering event has occurred;

•	our Board of Directors effects a change of recommendation pursuant to and in compliance with the terms of the merger agreement and concurrently or within two calendar days of that termination, we enter into a definitive agreement with respect to the superior offer that was the subject of that change of recommendation; or

•	the merger agreement is terminated by Intuit because (i) the effective time of the merger has not occurred by May 9, 2007 (provided that date has not been extended by mutual agreement of the parties), or (ii) the required approval of our stockholders contemplated by the merger agreement is not obtained by reason of the failure to obtain the required vote at the stockholders’ meeting, in either case pursuant to the terms of the merger agreement, and any of the following occur:

•	following the date of the merger agreement and prior to the termination of the merger agreement, a third party announces, and does not publicly definitively withdraw at least five business days prior to that termination, an acquisition proposal and within 12 months following the termination of the merger agreement any company acquisition is consummated; or

•	if following the date of the merger agreement and prior to the termination of the merger agreement, a third party announces, and does not publicly definitively withdraw at least five business days prior to that termination, an acquisition proposal and within 12 months following the termination of the merger agreement we enter into a letter of intent or similar document or any written contract providing for any company acquisition or publicly announce our intent to enter into a company acquisition, and that company acquisition is subsequently consummated within 9 months thereafter.
          If the merger agreement is terminated by Intuit pursuant to its termination right based on a breach by us of a covenant or agreement, and prior to that termination, we receive, or a third party announces, an acquisition proposal and that breach is intended to facilitate that acquisition proposal or benefit the third party making that acquisition proposal without similarly benefiting Intuit, we must pay Intuit an amount equal to the out of pocket fees and expenses incurred by Intuit and Merger Sub in connection with the negotiation, execution and delivery of the merger agreement and the merger (including, without limitation, reasonable attorney fees and expenses, reasonable advisor fees and expenses, travel costs, filing fees, printing, mailing and solicitation costs and expenses).
          If we fail to pay in a timely manner the amounts due pursuant to the merger agreement and, in order to obtain that payment, Intuit makes a claim that results in a judgment against us for the amounts set forth in the merger agreement, we must pay to Intuit its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with that suit, together with interest on the those amounts at the prime rate of Citibank N.A. in effect on the date that payment was required to be made.
          Payment of the termination fee by us constitutes liquidated damages, and Intuit’s right to receive a termination fee in the circumstances provided in the merger agreement is the exclusive remedy available to Intuit for any failure of the merger to be consummated, and we have no further liability with respect to the merger agreement or the merger; provided that in no event will a termination fee be in lieu of damages incurred as a result of any intentional or willful breach of, or any intentional misrepresentation made in, the merger agreement. However, the payment by us of any Intuit expenses does not constitute liquidated damages with respect to any claim which Intuit or Merger Sub would be entitled to assert against us or our assets, or against any of our directors, officers, employees or stockholders, with respect to any such breach, and does not constitute the sole and exclusive remedy with respect to any such breach.
          The merger agreement provides that the term “company acquisition” means any of the following transactions (other than the transactions contemplated by the merger agreement):
•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us pursuant to which our stockholders immediately preceding the transaction hold less than a majority of the aggregate equity interests in the surviving or resulting entity of the transaction;

•	a sale or other disposition by us of all or more than a majority of the assets of us and our subsidiaries, taken as a whole; or

•	the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by us), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of a majority of the voting power of the then outstanding shares of our capital stock.
Representations and Warranties
          The merger agreement contains customary representations and warranties relating to; among other things:
•	corporate organization and similar matters with respect to each of Intuit, Merger Sub and us;

•	our subsidiaries;

•	our charter documents;

•	our capital structure;

•	authorization, execution, delivery, performance and enforceability of the merger agreement and related matters with respect to each of Intuit and us;

•	required consents, approvals, orders and authorizations of, and notices to, governmental authorities and third parties relating to the merger agreement and related matters with respect to each of Intuit and us;

•	our compliance with applicable laws and permits;

•	documents we have filed with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in those documents, and our internal controls;

•	the absence of undisclosed liabilities by us;

•	absence of certain changes in our business since June 30, 2007;

•	pending or threatened litigation against us and pending or threatened government investigations;

•	our employee benefit plans and matters relating to the Employee Retirement Income Security Act with respect to us;

•	the accuracy of information supplied by each of Intuit and us in connection with this proxy statement;

•	restrictions on our business activities;

•	our real and personal property;

•	tax matters with respect to us;

•	environmental matters with respect to us;

•	brokerage, finders and financial advisory fees and expenses payable by us in connection with the merger agreement and the transactions contemplated by the merger agreement;

•	our intellectual property;

•	certain of our contracts;

•	our largest customers and suppliers;

•	our insurance policies;

•	receipt by us of the fairness opinion of Wedbush Morgan;

•	our Board of Directors’ approval of the merger agreement;

•	required vote of our stockholders;

•	applicability of certain state takeover statutes’ requirements to us and the amendment of our existing stockholders rights agreement;

•	transactions with our affiliates;

•	illegal payments by us;

•	compliance by us with applicable privacy laws and our privacy policies;

•	compliance by us with payment industry standards and card association rules and regulations and ownership by us of our merchant accounts;

•	the inapplicability to us of certain Federal Reserve Regulations;

•	sufficiency of Intuit’s funds to perform its obligations under the merger agreement, including payment of the merger consideration;

•	interim operations of Merger Sub; and

•	Intuit’s failure to be an “interested stockholder” of ours within the meaning of Nevada law.
ECHO Articles of Incorporation
          As of the effective time of the merger, our articles of incorporation, as amended, will be amended and restated to read the same as the articles of incorporation of Merger Sub, as in effect immediately prior to the effective time of the merger, until thereafter amended in accordance with Nevada law and those articles of incorporation, provided that our name will continue to be “Electronic Clearing House, Inc.”

ECHO By-Laws
          The merger agreement provides that as of the effective time of the merger, by virtue of the merger and without any action on the part of Merger Sub or us, the bylaws of the surviving corporation will be amended and restated to read the same as the bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, until thereafter amended in accordance with Nevada law, the articles of incorporation of the surviving corporation and those bylaws.
VOTING AGREEMENTS
ECHO Shares
           Aristides W. Georgantas, Herbert L. Lucas, Jr., Richard D. Field, Jerry McElhatton, Keith Hall, Alice Cheung, Stephen D. Hoofring, Patricia M. Williams, Richard Lee Slater, Karl J. Asplund, Charles Harris, Kris Winckler, Jack Wilson, Sharat Shankar and Neshawn Alikian, who were the directors and executive officers of ECHO as of the date of the merger agreement, in their capacity as stockholders of ECHO, have entered into voting agreements with Intuit. Approximately [•]% of the outstanding ECHO shares on the record date for the ECHO special meeting are subject to the voting agreements. The shares covered by the voting agreements are referred to in this proxy statement as the “subject ECHO shares.”
          The following is a summary description of the voting agreements. The form of voting agreement is attached as Annex B to this proxy statement, which is hereby incorporated into this document by reference.
Agreement to Vote and Proxy
          Each individual who entered into a voting agreement with Intuit agreed to vote the subject ECHO shares at the ECHO special meeting:
•	in favor of approval of the merger;

•	against approval of any proposal made in opposition to, or in competition with, consummation of the merger and the transactions contemplated by the merger agreement, and against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of ECHO in the merger agreement; and

•	against any acquisition proposal (as defined in the merger agreement) or, other than those actions that relate to the merger and the transactions contemplated by the merger agreement, any other: (i) merger, consolidation, business combination, sale of assets, reorganization or recapitalization of ECHO or any subsidiary of ECHO with any party, (ii) sale, lease or transfer of any significant part of the assets of ECHO or any subsidiary of ECHO, (iii) reorganization, recapitalization, dissolution, liquidation or winding up of ECHO or any subsidiary of ECHO, (iv) material change in the capitalization of ECHO or any subsidiary of ECHO, or the corporate structure of ECHO or any subsidiary of ECHO, or (v) action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement.

These individuals also agreed to grant to Intuit a proxy and appointed the directors of Intuit as their proxy to vote the subject ECHO shares on any of the foregoing matters at the ECHO special meeting.
Restrictions
          The individuals signing voting agreements have agreed that they will be bound by the non-solicitation provisions of the merger agreements described above under “The Merger Agreement — No Solicitation.” These individuals further agreed to certain restrictions on the transfer of their subject ECHO shares.

PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING
The Adjournment Proposal
          If at or prior to the special meeting of stockholders, the number of shares of our common stock present or represented and voting in favor of approval of the merger agreement is insufficient to approve that proposal under Nevada law, we intend to move to adjourn the special meeting in order to enable our Board of Directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the approval of the merger agreement.
          In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of granting Charles Harris and Alice Cheung, as proxies, the authority to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, our management could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the approval of the merger agreement to defeat that proposal, our management could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of approval of the merger agreement.
Vote Required and Board Recommendation
          Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary or appropriate, requires a majority of the voting power present at the meeting, in person or represented by proxy. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adjournment proposal. No proxy that is specifically marked “AGAINST” approval of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal. Shares of our stock held by persons attending the special meeting but abstaining from voting and broker non-votes will not have any effect on the adjournment proposal.
          Our Board of Directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of approval of the merger agreement is insufficient to approve that proposal, it is in the best interests of us and our stockholders to enable our Board of Directors to continue to seek to obtain a sufficient number of additional votes in favor of approval of the merger agreement.
          Our Board of Directors recommends that you vote “FOR” the adjournment proposal.

MARKET PRICE AND DIVIDEND DATA
          Since January 17, 1986, we have been trading on the over-the-counter market under the name Electronic Clearing House, Inc. On October 2, 1989, we were accepted for listing on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) and trade under the symbol of “ECHO” on the NASDAQ Capital Market. The following table sets forth the range of high and low closing prices for each quarter for our common stock during the fiscal periods indicated, as reported on the NASDAQ Capital Market.

FISCAL YEAR ENDED
SEPTEMBER 30	High		Low
2008
First Quarter		$16.66		$7.40
Second Quarter (through [•])	$		$
2007
First Quarter		$18.49		$10.97
Second Quarter		$18.73		$11.14
Third Quarter		$14.50		$11.28
Fourth Quarter		$14.90		$8.40
2006
First Quarter		$11.00		$9.00
Second Quarter		$13.66		$10.01
Third Quarter		$18.19		$12.51
Fourth Quarter		$18.08		$13.16
The prices set forth above are not necessarily indicative of liquidity of the trading market. Trading in our common stock is limited and sporadic, as indicated by the average monthly trading volume of approximately 1,148,650 shares during our fiscal year ended September 30, 2007.
          The following table sets forth the closing per share sales price of our common stock, as reported on the NASDAQ Capital Market on December 19, 2007, the last full trading day before the public announcement of the proposed merger, and on [•], 2008, the latest practicable trading day before the printing of this proxy statement:
ECHO COMMON STOCK

	Closing Price
December 19, 2007		$7.90
[•], 2008	$	[•]
          We have not paid any dividends in the past and have no current plan to pay any dividends. We intend to devote all funds to the operation of our businesses. Following the consummation of the merger there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          As of December 31, 2007, there were 7,040,379 shares of our Common Stock outstanding. Based on our review of Forms 4 and Schedules 13D, 13G and 13F filed with the Securities and Exchange Commission on the dates noted, the following persons have beneficial ownership or control over 5% or more of our outstanding Common Stock:

	Amount and		Percentage of
	Nature of Beneficial		Outstanding Stock
Name and Address	Ownership		At 12/31/07
Melvin Laufer	650,033		9.23%
136 Beach 140th Street Far Rockaway, NY 11694 Schedule 13D/A filed September 3, 2004

Discovery Equity Partners LP; Discovery	974,110		13.84%
Group I LLC; Daniel J. Donoghue; Michael R. Murphy 71 South Wacker Drive Chicago, IL 60606 Forms 4 filed November 20, 2006

Joel M. Barry	378,119	[2][3]	5.27%
730 Paseo Camarillo Camarillo, CA 93010

Paul Glazer	489,767		6.96%
Glazer Capital, LLC 237 Park Avenue, Suite 900 New York, New York 10017 Schedule 13G filed February 2, 2007

The following table sets forth the number of shares of Common Stock owned beneficially by (i) each of our directors, (ii) our named executive officers (as defined in Item 402(a)(3) of Regulation S-K), and (iii) all of our executive officers and directors as a group, as of December 31, 2007. Such figures are based upon information furnished by the persons named.

	Amount and		Percentage of
	Nature of Beneficial		Outstanding Stock[1]
Name and Address	Ownership		At 12/31/07
Joel M. Barry	378,119	[2][3]	5.27%
730 Paseo Camarillo Camarillo, CA 93010

Charles Harris	80,000		1.14%
730 Paseo Camarillo Camarillo, CA 93010

Alice L. Cheung	101,500	[2]	1.43%
730 Paseo Camarillo Camarillo, CA 93010

William Wied	2,000	[4]	0.03%
730 Paseo Camarillo Camarillo, CA 93010

Sharat Shankar	73,100	[2]	1.03%
730 Paseo Camarillo Camarillo, CA 93010

Jack Wilson	81,675	[6]	1.15%
730 Paseo Camarillo Camarillo, CA 93010

Richard Field	307,696	[5]	4.37%
49 Locust Avenue New Canaan, CT 06840

Aristides W. Georgantas	19,521		0.28%
180 Springdale Road Princeton, NJ 08540

Herbert L. Lucas, Jr.	42,908		0.61%
12011 San Vicente Blvd. Los Angeles, CA 90049

Jerry McElhatton	4,500		0.06%
43 Braewood Place Dallas, TX 75248

Keith Hall	4,500		0.06%
17204 Connor Quay Court Cornelius, NC 28031

All executive officers and directors as a group (17 persons)	1,331,797	[7]	17.64%

[1]	Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at December 31, 2007.

[2]	Includes stock options according to the terms of the 1992 Officers and Key Employees Incentive Stock Option Plan and the 2003 Incentive Stock Option Plan, which for the following number of shares and for the following individuals could be acquired within 60 days through the exercise of stock options: Joel M. Barry, 130,000 shares; Alice Cheung, 70,000 shares; Sharat Shankar, 70,600 shares; and Jack Wilson, 67,100 shares.

[3]	Mr. Barry retired as an executive officer and director of the Company effective July 2, 2007.

[4]	Mr. Wied resigned as an executive officer of the Company effective October 31, 2007.

[5]	Includes 103,400 shares which are in an IRA account in Mr. Field’s name.

[6]	Includes 530 shares indirectly owned by Mr. Wilson through his wife.

[7]	Includes shares and stock options according to the terms of the 1992 Officers and Key Employees Incentive Stock Option Plan and the 2003 Incentive Stock Option Plan, which, in addition to those amounts disclosed in footnote 2, for the following number of shares and for the following individuals could be acquired within 60 days through the exercise of stock options: Patricia Williams, 50,600 shares; Steven Hoofring, 48,500 shares; Kris Winckler, 51,100 shares; and Rick Slater, 23,200 shares.
STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING
          We will hold our 2008 annual meeting of stockholders only if the merger is not consummated because following the merger our common stock will be delisted from the NASDAQ Capital Market, our common stock will be deregistered under the Exchange Act and we will no longer be a publicly-held company. Any stockholder wishing to have a proposal considered for inclusion in our 2008 annual meeting proxy solicitation materials must set forth such proposal in writing and file it with our secretary a reasonable period of time before we print and mail our 2008 annual meeting proxy materials. We will publicly notify you of the expected date that we plan to print and mail our 2008 annual meeting proxy materials at the time we establish a date for such meeting if the merger is not consummated. Proposals received after such date shall be considered untimely and shall not be included in our annual meeting proxy solicitation materials. Our Board of Directors will review any timely submitted stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2008 annual meeting proxy solicitation materials.
          If you wish to submit a proposal for consideration at our next annual general meeting of stockholders but that is not to be included in our proxy statement, you must deliver the proposal in writing (and otherwise comply with the requirements in our bylaws relating to the submission of proposals) to: 730 Paseo Camarillo, Camarillo, California, 93010, Attention: Secretary.
OTHER MATTERS
          As of the date of this proxy statement, our Board of Directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is presented properly for consideration and action at the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.
          Intuit and Merger Sub are not participants in the solicitation made by this proxy statement. None of Intuit or Merger Sub has any interest in the solicitation other than as a result of Intuit’s agreement to acquire all of the outstanding shares of our common stock pursuant to the terms of the merger agreement.

INCORPORATION OF INFORMATION BY REFERENCE
          The Securities and Exchange Commission allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in later filed documents incorporated by reference in this proxy statement.
          This proxy statement incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission.

ECHO’s Securities and Exchange Commission filings	Period
Annual Report on Form 10-K	Year ended September 30, 2007, as filed on December 14, 2007
Current Report on Form 8-K	Filed on December 20, 2007
Registration Statement on Form 8-A/A	Filed on December 20, 2007
          We also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission between the date of this proxy statement and the date of the special meeting of stockholders or, if sooner, the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
          If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the Securities and Exchange Commission or the Securities and Exchange Commission’s Internet web site at http://www.sec.gov. You may obtain documents we incorporate by reference from us without charge, excluding all exhibits except those that we have specifically incorporated by reference in this proxy statement. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from us at the following address:
Electronic Clearing House, Inc.
Corporate Secretary and Investor Relations
730 Paseo Camarillo
Camarillo, CA 93010
(800) 233-0406 ext. 8533
corp@ECHO-inc.com
We will send you any of these documents free of charge upon your request.
          You should rely only on the information contained or incorporated by reference into this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement or in any of the materials that have been incorporated by reference into this document. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the solicitation presented in this document does not extend to you. This proxy statement is dated [•], 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to stockholders does not create any implication to the contrary.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
          In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Electronic Clearing House, Inc., Corporate Secretary and Investor Relations, 730 Paseo Camarillo, Camarillo, CA 93010, (800) 233-0406 ext. 8533, corp@ECHO-inc.com. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.
SOURCES OF ADDITIONAL INFORMATION
          Except where we indicate otherwise, we use the name “Intuit” in this proxy statement to refer to Intuit Inc., and references to “ECHO”, “the Company”, “us”, “we”, “our”, “ours” and similar expressions used in this proxy statement refer to Electronic Clearing House, Inc. We briefly describe Intuit and the other parties to the merger agreement under “The Merger—The Companies.” We also refer to our common stock, par value $0.01 per share, as our “common stock.” All information contained in this proxy statement with respect to the parties to the merger agreement other than ECHO has been supplied by those other parties.
          ECHO and Intuit are each subject to the informational requirements of the Exchange Act. Each company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.
          You may read and copy these reports, proxy statements and other information (including the documents described in “Incorporation of Information by Reference”) at the Securities and Exchange Commission’s Public Reference Section at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet website, located at http://www.sec.gov, which contains reports, proxy statements and other information regarding ECHO, Intuit and other registrants that file electronically with the Securities and Exchange Commission.
          You may also read reports, proxy statements and other information relating to ECHO at the offices of The NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.
          Our stockholders should not send in their ECHO certificates until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the paying agent, whose contact information will be included in the letter of transmittal.

          You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [•], 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.
          If you have questions about the special meeting or the merger with Intuit after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, please contact:
Electronic Clearing House, Inc.
Corporate Secretary and Investor Relations
730 Paseo Camarillo,
Camarillo, CA 93010
(800) 233-0406 ext. 8533
corp@ECHO-inc.com
or
Morrow & Company, Inc.
470 West Avenue, 3rd Floor
Stamford, CT 06902
(800) 607-0088
echo.info@morrow.com
Attn: Gerard J. Mucha or Fred Marquardt

Annex A
The Agreement and Plan of Merger dated December 19, 2007 by and among Intuit Inc., Elan Acquisition Corporation and Electronic Clearing House, Inc. was previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 20, 2007. The Agreement and Plan of Merger will be re-filed and attached in its entirety to the Definitive Proxy and will be included in its entirety in the copies delivered to the Company’s stockholders.

Annex B
The Form of Voting Agreement between Intuit Inc. and the Officers and Directors of Electronic Clearing House, Inc. was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 20, 2007. The Form of Voting Agreement will be re-filed and attached in its entirety to the Definitive Proxy and will be included in its entirety in the copies delivered to the Company’s stockholders.

Annex C

1000 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90017-2465
MAILING ADDRESS: P.O. BOX 30014, LOS ANGELES, CALIFORNIA 90030-0014

WEDBUSH MORGAN SECURITIES
Investment Bankers for Entrepreneurs

(213) 688-4545
FAX (213) 688-6642

December 19, 2007

Gentlemen:

We understand that Electronic Clearing House, Inc. (the "Company" or "ECHO") is planning a potential sale of the Company to Intuit Inc. ("Intuit" or "Parent"). We also understand that the Company and Intuit propose to enter into an agreement and plan of merger (the "Final Agreement"). We have reviewed a draft of the merger agreement dated December 18, 2007 (the "Merger Agreement"), which for the purpose of this fairness opinion (the "Opinion") we have assumed is similar in all material respects to the Final Agreement. Pursuant to the Merger Agreement, a wholly-owned subsidiary of Parent ("Merger Sub") shall be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation, subject to the Company shareholders' approval and certain other conditions. The capitalized terms in this Opinion shall have the meaning given to them in the Merger Agreement unless otherwise defined herein. Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that, subject to the exercise of dissenters' rights, each outstanding share of the common stock of the Company ("Company Common Stock"), par value $0.01 per share, other than treasury shares, and associated Rights will be canceled and extinguished and automatically converted into the right to receive cash, without interest, in an amount equal to $17.00 per share (the "Merger Consideration"). Each Company Stock Option and share of Company Restricted Stock will become fully vested. Each Company Stock Option will be cancelled, and the holder of each Company Stock Option that has a per share exercise price that is less than the Merger Consideration shall be entitled to receive cash equal to the product of (A) the number of shares of Company Common Stock as to which the portion of the Company Stock Option that is so cancelled could be exercised, multiplied by (B) the Merger Consideration less the per share exercise price of such portion of the Company Stock Option. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

You have asked us whether, in our opinion, as of the date hereof, the consideration to be received by the public holders of Company Common Stock as provided in the Merger Agreement is fair to such holders from a financial point of view.

www.wedbush.com

Board of Directors
Electronic Clearing House, Inc

December 19, 2007
Page 2 of 3

For purposes of this Opinion and in connection with our review of the Merger, we have, among other things: (1) reviewed the Merger Agreement which we understand is in a form substantially similar to the one the Board will be reviewing; (2) reviewed certain publicly available business and financial information relating to the Company that we deem to be relevant; (3) reviewed certain internal information, primarily financial in nature, including financial projections and other financial and operating data furnished to us by the Company; (4) reviewed certain publicly available and other information concerning the reported prices and trading history of, and the trading market for, the common stock of the Company; (5) reviewed certain publicly available information with respect to other companies that we believe to be comparable in certain respects to the Company; (6) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the electronic payment processing industry that we deem to be comparable, in whole or in part, to the Merger; and (7) made inquiries regarding and discussed the Merger Agreement and other matters related thereto with the Company's counsel. In addition, we have held discussions with the management of the Company concerning their views as to the financial and other information described above. In addition to the foregoing, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deem appropriate to arrive at our Opinion.

In rendering this Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or any other party to the Merger or otherwise reviewed by us. With respect to financial projections and other information provided to or reviewed by us, we have been advised by the management of the Company that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the expected future financial performance of the Company.

We further relied on the assurances of management of the Company that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. We have not made or been provided with any independent evaluations or appraisals of any of the assets, properties, liabilities or securities, nor have we made any physical inspection of the properties or assets, of the Company.

Our Opinion is based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have also relied on the accuracy and completeness of the Company's representations and warranties in the Merger Agreement. Events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion. We have not undertaken to reaffirm or revise this Opinion or otherwise comment upon any events occurring after the date hereof.

Board of Directors
Electronic Clearing House, Inc

December 19, 2007
Page 3 of 3

We have acted as financial advisor to the Company with respect to the Merger and will receive a fee from the Company upon the successful completion of the Merger for serving as a financial advisor. We will also receive a fee for rendering the Opinion for the Merger. The fee for rendering our Opinion is not contingent upon the conclusions reached and is payable upon delivery of the Opinion. During the two years preceding the date of this Opinion, we have acted as financial advisor to the Company. In connection with the Company's Agreement and Plan of Merger with Intuit, dated December 14, 2006 and which was subsequently terminated on March 26, 2007, we received a fee from the Company for acting as financial advisor and a separate fee for rendering the fairness opinion.

In the ordinary course of our business, we and our affiliates may actively trade the common stock of the Company and Parent for our own account and for the accounts of our customers and, accordingly, we may at any time hold a long or short position in the common stock of the Company or Parent.

This Opinion is for the benefit and use of the Board in connection with its evaluation of the Merger and does not constitute a recommendation to any holder of the Company's common stock as to how such holder should vote with respect to the Merger. This Opinion may not be used for any other purpose without our prior written consent in each instance, except as expressly provided for in the engagement letter dated as of November 30, 2007 between the Board and Wedbush Morgan.

This Opinion was approved by a fairness committee in accordance with the requirements of NASD Rule 2290(b)

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the public holders of the Company is fair from a financial point of view.

Very truly yours,

Wedbush Morgan Securities Inc.

Wedbush Morgan Securities Inc.

PROXY
ELECTRONIC CLEARING HOUSE, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SPECIAL MEETING OF STOCKHOLDERS
[•], 2008
The undersigned hereby appoints Charles Harris and Alice Cheung, jointly and severally, proxies, with full power of substitution, to vote all shares of common stock of Electronic Clearing House, Inc., a Nevada corporation, which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at ECHO’s offices, 730 Paseo Camarillo, Camarillo, California, 93010, on [•], at 9:00 a.m., local time, or any adjournment or postponement thereof and to vote all shares of common stock which the undersigned would be entitled to vote thereat if then and there personally present, on the matters set forth below.
THIS PROXY WILL BE VOTED AS DIRECTED AND, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND, IF APPLICABLE, “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES (PROVIDED THAT NO PROXY THAT IS SPECIFICALLY MARKED “AGAINST” PROPOSAL 1 WILL BE VOTED IN FAVOR OF PROPOSAL 2, UNLESS IT IS SPECIFICALLY MARKED “FOR” PROPOSAL 2).
Please mark, sign and date your proxy card and return it in the enclosed envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

ELECTRONIC CLEARING HOUSE, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Vote on Proposals	FOR	AGAINST	ABSTAIN

1. Proposal to approve the Agreement and Plan of Merger, dated as of
December 19, 2007 by and among Electronic Clearing House, Inc.,
Intuit Inc., and Elan Acquisition Corporation, a wholly owned subsidiary of Intuit Inc.
	☐	☐	☐

2. Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.
	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.
Both of the foregoing attorneys-in-fact or their substitutes or, if only one shall be present and acting at the special meeting or any adjournment or postponement(s) thereof, the attorney-in-fact or substitute so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.
NOTE: The proxy should be marked, dated and signed by the stockholder exactly as his, her or its name appears hereon, persons signing in a fiduciary capacity should so indicate and if             shares are held by joint tenants or as community property, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership or other entity, please sign in full.
For address changes and/or comments,
please check this box and write them on
the back where indicated.
☐
	YES	NO
Please indicate if you plan to attend this meeting.	☐	☐

HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature	Date

Signature	Date